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                         ASSET PURCHASE AGREEMENT

                                   AMONG

                             IMAGEX.COM, INC.,

                        KEYSTONE ACQUISITION CORP.

                    FINE ARTS ENGRAVERS COMPANY, INC.,

                                    AND

         THE SOLE SHAREHOLDER OF FINE ARTS ENGRAVERS COMPANY, INC.

                          DATED FEBRUARY 23, 1999
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                                 CONTENTS
1.    Definitions....................................................  1
2.    Purchase and Sale of Assets....................................  7
      2.1      Purchase and Sale.....................................  7
               2.1.1    Equipment....................................  7
               2.1.2    Equipment and Other Personal Property
                        Leases.......................................  7
               2.1.3    Inventory....................................  7
               2.1.4    Accounts Receivable and Other Working
                        Capital Assets...............................  8
               2.1.5    Intellectual Property........................  8
               2.1.6    Permits......................................  8
               2.1.7    Contract Rights and Other Intangible
                        Assets.......................................  8
               2.1.8    Leased Real Property.........................  9
               2.1.9    Books and Records............................  9
               2.1.10   Other Records, Manuals and Documents.........  9
               2.1.11   Insurance Proceeds...........................  9
      2.2      Excluded Assets.......................................  9
               2.2.1    Tax Refunds.................................. 10
               2.2.2    Cash and Cash Equivalents.................... 10
               2.2.3    Marketable Securities........................ 10
               2.2.4    Other Excluded Assets........................ 10
               2.2.5    Excluded Contracts........................... 10
      2.3      Assumption of Liabilities............................. 10
      2.4      Excluded Liabilities.................................. 11
               2.4.1    Debt......................................... 11
               2.4.2    Taxes........................................ 11
               2.4.3    Litigation................................... 11
               2.4.4    Conduct of Business Prior to Closing......... 11
               2.4.5    Environmental Liability...................... 12
               2.4.6    Severance Costs.............................. 12
               2.4.7    Employee Expenses and Benefit Plans.......... 12
               2.4.8    Claims and Adjustments....................... 13
               2.4.9    Excluded Assets.............................. 13
               2.4.10   Assumed Contracts............................ 13
      2.5      Instruments of Sale and Assignment.................... 13
      2.6      Further Assurances.................................... 14
3.    Purchase Price................................................. 14
      3.1      Purchase Price........................................ 14
               3.1.1    Cash Component............................... 14
               3.1.2    Stock Component.............................. 14
      3.2      Cash Purchase Price Adjustment........................ 14
      3.3      Allocation of Purchase Price.......................... 15
4.    Closing........................................................ 16


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      4.1      Closing Date.......................................... 16
      4.2      Closing Payments...................................... 16
               4.2.1    Cash Purchase Price.......................... 16
               4.2.2    Stock Component.............................. 17

5.    Representations and Warranties of Seller....................... 17
      5.1      Organization and Good Standing........................ 17
      5.2      Authority; Authorization; Enforceability.............. 17
      5.3      No Conflict........................................... 18
      5.4      Consents and Approvals................................ 18
      5.5      Financial Statements.................................. 18
      5.6      Absence of Certain Changes or Events.................. 19
      5.7      Taxes................................................. 21
      5.8      Property.............................................. 21
      5.9      Equipment............................................. 22
      5.10     Environmental and Safety Matters...................... 23
      5.11     Contracts............................................. 25
      5.12     Claims and Legal Proceedings.......................... 26
      5.13     Labor Matters......................................... 26
      5.14     Intellectual Property................................. 27
      5.15     Accounts and Other Receivables........................ 28
      5.16     Inventory............................................. 29
      5.17     Product Warranties.................................... 29
      5.18     Compliance With Laws.................................. 29
      5.19     Permits and Qualifications............................ 30
      5.20     Insurance............................................. 30
      5.21     Employee Plans........................................ 30
      5.22     Brokerage............................................. 31
      5.23     Absence of Questionable Payments...................... 31
      5.24     Customers and Suppliers............................... 32
      5.25     Capital Stock......................................... 32
      5.26     Full Disclosure....................................... 32
      5.27     Year 2000 Compliance.................................. 32
6.    Representations and Warranties of Buyer and ImageX............. 33
      6.1      Organization and Good Standing........................ 33
      6.2      Authority; Authorization; Enforceability.............. 33
      6.3      Capitalization........................................ 33
      6.4      Valid Issuance of Stock............................... 34
      6.5      No Conflict........................................... 34
      6.6      Brokerage............................................. 35
      6.7      Full Disclosure....................................... 35
7.    Certain Covenants.............................................. 35
      7.1      Access................................................ 35
      7.2      Notification of Claims................................ 36


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      7.3      Employees............................................. 37
      7.4      Conduct of Business Prior to Closing.................. 37
      7.5      Insurance; Loss of or Damage to Assets................ 38
      7.6      Post-Closing Severance Obligations.................... 38
      7.7      Covenants to Satisfy Conditions....................... 38
      7.8      Exclusivity........................................... 39
      7.9      Environmental Reports................................. 39
      7.10     Notices............................................... 39
      7.11     Deposit............................................... 39
      7.12     Rights Relating to ImageX Stock....................... 40
               7.12.1   Investor Rights Agreement.................... 40
               7.12.2   Co-Sale Agreement............................ 40
               7.12.3   Redemption Rights............................ 40
      7.13     Escrow................................................ 40
      7.14     Updated Disclosure Schedules.......................... 41
      7.15     Legal Opinions........................................ 41
8.    Conditions Precedent to Obligations of Buyer and ImageX........ 41
      8.1      No Injunction or Litigation........................... 41
      8.2      Representations, Warranties and Covenants............. 41
      8.3      No Material Adverse Change............................ 42
      8.4      Consents and Approvals................................ 42
      8.5      Compliance with Laws.................................. 42
      8.6      Delivery of Documents................................. 42
      8.7      Legal Opinion......................................... 44
      8.8      Financing............................................. 44
      8.9      Securities Law Exemption.............................. 44
9.    Conditions Precedent to Obligations of Seller and the
      Shareholder.................................................... 44
      9.1      No Injunction or Litigation........................... 44
      9.2      Representations, Warranties and Covenants............. 44
      9.3      Delivery of Documents................................. 45
      9.4      Legal Opinion......................................... 45
      9.5      Compliance with Laws.................................. 45
      9.6      No Material Adverse Change............................ 45
      9.7      Stock Rights.......................................... 46
      9.8      Catastrophic Loss..................................... 46
10.   Certain Post-Closing Covenants................................. 46
      10.1     Books and Records..................................... 46
      10.2     Product Orders........................................ 47
      10.3     Post-Closing Cooperation.............................. 47
      10.4     Withholding........................................... 47
      10.5     Covenants Not to Compete.............................. 47
               10.5.1   Covenants.................................... 47
               10.5.2   Definition of Buyer.......................... 49
      10.6     Employee Benefits Plan................................ 49


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11.   Taxes and Costs; Apportionments................................ 50
      11.1     Transfer Taxes........................................ 50
      11.2     Transaction Costs..................................... 50
      11.3     Apportionments........................................ 50
12.   Survival and Indemnification................................... 50
      12.1     Survival.............................................. 50
      12.2     Indemnification by Seller and the Shareholder......... 51
      12.3     Indemnification by Buyer and ImageX................... 52
      12.4     Limitations........................................... 53
      12.5     Procedure............................................. 54
      12.6     Access to Escrow Amount and Working Capital
               Holdback.............................................. 56
      12.7     Exclusive Remedies.................................... 56
      12.8     Specific Performance.................................. 56
13.   Termination.................................................... 57
      13.1     Termination........................................... 57
      13.2     Effect of Termination................................. 58
      13.3     Break-Up Fee.......................................... 58
14.   Miscellaneous.................................................. 58
      14.1     Confidentiality Obligations of Seller Following
               the Closing........................................... 58
      14.2     Public Announcements.................................. 58
      14.3     Severability.......................................... 59
      14.4     Modification and Waiver............................... 59
      14.5     Notices............................................... 59
      14.6     Assignment............................................ 60
      14.7     Captions.............................................. 60
      14.8     Entire Agreement...................................... 61
      14.9     No Third-Party Rights................................. 61
      14.10    Counterparts.......................................... 61
      14.11    Governing Law......................................... 61
      14.12    Knowledge............................................. 61


Exhibit    2.5(a)         Form of Bill of Sale and Assignment
Exhibit    2.5(b)         Form of Assignment and Assumption Agreement
Exhibit    2.5(c)         Form of Lease Assignment and Assumption
Exhibit    4.2            Form of Escrow Agreement
Exhibit    8.6(d)         Form of Employment Agreement
Exhibit    8.6(j)         Form of Investment Letter


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                           ASSET PURCHASE AGREEMENT

      This Asset Purchase Agreement (this "Agreement") is made as of the 23rd day of February 1999 by and among ImageX.com, Inc., a Washington corporation ("ImageX"), Keystone Acquisition Corp., a Washington corporation and wholly owned subsidiary of ImageX ("Buyer"), Fine Arts Engravers Company, Inc., an Oregon corporation ("Seller"), and Nicholas J. Stanley, the sole shareholder of Seller (the "Shareholder").

                                   RECITALS

      A. Seller desires and intends to sell substantially all of its assets and other rights at the price and on the terms and conditions herein set forth.

      B. Buyer desires and intends to purchase substantially all of the assets and other rights and to assume certain specified liabilities of Seller at the price and on the terms and conditions herein set forth.

                                  AGREEMENT

      In consideration of the representations, warranties, covenants and agreements set forth herein, the parties hereby agree as follows:

1.    Definitions

      As used in this Agreement, the following capitalized terms shall have the meanings set forth below:

      1.1   "Acquired Employees":  As defined in Section 10.4.

      1.2 "Affiliate": Of any person (the "Subject") means any other person which, directly or indirectly, controls or is controlled by or is under common control with the Subject and, without limiting the generality of the foregoing, includes, in any event, (a) any person which beneficially owns or holds 25% or more of any class of voting securities of the Subject or 25% or more of the legal or beneficial interest in the Subject and (b) any person of which the Subject beneficially owns or holds 25% or more of any class of voting securities or 25% or more of the legal or beneficial interest. "Control" (including, with correlative meanings, the terms "controlled by" and "under common control with"), as used with respect to any person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such person, whether through the ownership of voting securities, by contract or otherwise.

      1.3 "Agreement": This Agreement and all Schedules and Exhibits hereto.

      1.4   "Assets":  As defined in Section 2.1.

      1.5   "Assignment and Assumption Agreement":  As defined in Section 2.5.


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      1.6   "Assumed Contracts":  As defined in Section 2.1.7.

      1.7   "Assumed Liabilities":  As defined in Section 2.3.

      1.8   "Balance Sheet Date":  As defined in Section 5.5.

      1.9 "Bill of Sale": As defined in Section 2.5.

      1.10 "Business": The business, operations and activities of Seller, including, but not limited to, the research, development, manufacture, use, marketing, promotion, sale and distribution thereof. Without limiting the foregoing, "Business" shall include the operation of the Assets and the Facilities.

      1.11  "Cash Purchase Price":  As defined in Section 3.1.1.

      1.12 "Claim": Any claim, demand, cause of action, suit, proceeding, arbitration, hearing or investigation.

      1.13  "Claims Threshold":  As defined in Section 12.4(a).

      1.14 "Closing": The consummation of the purchase and sale of the Assets under this Agreement.

      1.15  "Closing Balance Sheet":  As defined in Section 3.2(a).

      1.16 "Closing Date": The date upon which the Closing becomes effective.

      1.17 "Code": The Internal Revenue Code of 1986, as amended, and all regulations promulgated thereunder, as in effect from time to time.

      1.18  "Common Stock":  As defined in Section 6.3.

      1.19 "Competitor": As defined in Section 10.5.1(a).

      1.20 "Consents and Approvals": As defined in Section 5.8.

      1.21 "Contract": Any contract, agreement, lease, license, grant of immunity from suit in regard to intellectual property rights, commitment, arrangement, purchase or sale order, or undertaking, whether written or oral.

      1.22  "Convertible Notes":  As defined in Section 6.3.

      1.23  "Co-Sale Agreement":  As defined in Section 7.12.2.

      1.24 "Debt": With respect to any Person, all obligations of such Person
(i) for borrowed money, (ii) evidenced by notes, bonds, debentures or similar instruments, (iii) under or relating to letters of credit (including without limitation any obligation to reimburse the letter of credit issuer with respect to amounts drawn under such instruments), (iv) for the deferred


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purchase price of goods or services (other than trade payables or accruals incurred and paid in the ordinary course of business), (v) under capital leases,
(vi) with respect to check overdrafts, cash/book overdrafts or otherwise reflected as negative cash in financial statements of such Person, (vii) for deferred compensation (other than the accrued bonus set forth in Schedule 2.3(d)), (viii) to pay any accrued dividends, (ix) constituting a stated amount or liquidation preference amount of any equity security entitled to any preference over the Company Common Stock, and (x) in the nature of Guarantees of the obligations described in clauses (i) through (ix) above of any other Person.

      1.25 "Deposit": As defined in Section 7.11.

      1.26  "Disclosing Party":  As defined in Section 7.1(b).

      1.27 "Distribution": As defined in Section 5.6(j).

      1.28 "Employee Benefit Plans": Each retirement, pension, profit sharing, deferred compensation, savings, bonus, incentive, cafeteria, flexible benefits, medical, dental, vision, hospitalization, life insurance, dependent care assistance, tuition reimbursement, disability, sick pay, holiday, vacation, severance, stock purchase, stock option, stock appreciation rights, fringe benefit and other employee benefit plan, fund, policy, program, contract, arrangement or payroll practice (including, but not limited to, each "employee benefit plan," as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")) and each employment or consulting contract or agreement, whether formal or informal, whether written or unwritten and whether legally binding or not, (i) sponsored, maintained or contributed to by the Seller, (ii) covering or benefiting any current or former officer, employee, agent, director or independent contractor of the Seller (or any dependent or beneficiary of any such individual) or (iii) with respect to which the Seller has (or could have) any actual or potential obligation or liability.

      1.29 "ERISA": The Employee Retirement Income Security Act of 1974, as amended, and all regulations promulgated thereunder, as in effect from time to time.

      1.30 "Encumbrance": Any security interest, mortgage, lien, charge, option, easement, lease, consignment, conditional sale agreement, license, adverse claim or restriction of any kind, including, but not limited to, any restriction on the use, transfer, voting, receipt of income or other exercise of any attributes of ownership.

      1.31 "Environment": The air, ground (surface and subsurface) or water (surface and groundwater), or the workplace.

      1.32 "Environmental and Safety Law": Any federal, state, local or other law, statute, rule, ordinance or regulation or any common law in effect as of the date hereof pertaining to public or worker health, welfare or safety or the Environment, including, but not limited to, the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, 42 U.S.C. ss. 9601 et seq., as amended by the Superfund Amendments and Reauthorization Act of 1986; the Resource Conservation and Recovery Act of 1976, as amended, 42 U.S.C. ss. 6901 et seq.; the Federal Clean Air Act, 42 U.S.C. ss. 7401-7626; the Federal Water Pollution Control Act and


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Federal Clean Water Act of 1977, as amended, 33 U.S.C. ss. 1251 et seq.; the
Federal Insecticide, Fungicide and Rodenticide Act, 7 U.S.C. ss. 135 et seq.; the Federal Environmental Pesticide Control Act, the Federal Toxic Substances Control Act, 15 U.S.C. ss. 2601 et seq.; the Federal Safe Drinking Water Act, 42 U.S.C. ss. 300(f) et seq.; the Emergency Planning and Community Right-To-Know Act of 1986, 42 U.S.C. ss. 11001 et seq.; and the Occupational Safety and Health Act of 1970, 29 U.S.C. ss. 651 et seq., or any Permit issued pursuant to any of the foregoing.

      1.33  "Escrow Agreement":  As defined in Section 4.2.1(a).

      1.34  "Escrow Amount":  As defined in Section 4.2.1(a).

      1.35  "Excluded Assets":  As defined in Section 2.2.

      1.36  "Excluded Contracts":  As defined in Section 2.2.4.

      1.37  "Excluded Liabilities":  As defined in Section 2.4.

      1.38 "Facilities": The real property situated in Tualatin, Oregon and Union, New Jersey where Seller conducts the Business, and all plants, buildings, structures and improvements located thereon.

      1.39 "401(k) Plan": As defined in Section 10.6.

      1.40  "Financial Statements":  As defined in Section 5.5.

      1.41 "GAAP": Generally accepted accounting principles in the United States consistently applied throughout the periods indicated.

      1.42 "Governmental Body": Any federal, state or other court or governmental body, any subdivision, agency, commission or authority thereof, or any quasi-governmental or private body exercising any regulatory or taxing authority thereunder, domestic or foreign.

      1.43 "Guarantee": (A) Any guarantee of the payment or performance of, or any contingent obligation in respect of, any Debt or other obligation of any other Person, (B) any other arrangement whereby credit is extended to one obligor on the basis of any promise or undertaking of another Person (i) to pay the Debt of such obligor, (ii) to purchase any obligation owed by such obligor,
(iii) to purchase or lease assets (other than inventory in the ordinary course of business) under circumstances that would enable such obligor to discharge one or more of its obligations, or (iv) to maintain the capital, working capital, solvency or general financial condition of such obligor, and (C) any liability as a general partner of a partnership or as a venturer in a joint venture in respect of Debt or other obligations of such partnership or venture.

      1.44 "Hazardous Materials": Any hazardous or toxic substances, materials and wastes, including, but not limited to, those substances included in the definitions of "Hazardous Substances," "Hazardous Materials," "Toxic Substances," "Hazardous Waste," "Solid Waste," "Pollutant," or "Contaminant" in any Environmental and Safety Law and the Hazardous Material Transportation Act, 49 U.S.C. ss. 1801 et seq., and in the regulations promulgated pursuant to


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those laws; those substances listed in the United States Department of
Transportation Table (49 C.F.R. ss. 172.101 and any amendments thereto); such other substances, materials and wastes which are regulated or are classified as hazardous or toxic by any Governmental Body; and asbestos, polychlorinated biphenyls and oil and petroleum products or by-products.

      1.45 "ImageX Stock": As defined in Section 3.1.2.

      1.46 "indemnified party": As defined in Section 12.5.

      1.47 "indemnifying party": As defined in Section 12.5.

      1.48 "Intellectual Property": All trade names, trademarks (including common-law trademarks), service marks, art work, packaging, plates, emblems, logos, insignia and copyrights, and their registrations and applications, and all goodwill associated therewith, all domestic and foreign patents and patent applications, all technology, know-how, show-how, trade secrets, manufacturing processes, formulae, drawings, designs, systems, forms, technical manuals, data, computer programs, product information and development work-in-progress, and all documentary evidence of any of the foregoing.

      1.49 "Inventory": The inventories of Seller described in Section 2.1.3.

      1.50  "Investor Rights Agreement":  As defined in Section 7.12.1.

      1.50  "IRS":  As defined in Section 5.7(b)(ii).

      1.52 "Judgment": Any judgment, order, award, writ, injunction or decree of any Governmental Body or arbitrator.

      1.53  "Lease Assignment and Assumption":  As defined in Section 2.5.

      1.54  "Leased Personal Property":  As defined in Section 2.1.2.

      1.55  "Leased Real Property":  As defined in Section 2.1.8.

      1.56 "Loss": Any loss, damage, Judgment, Debt, liability, obligation, fine, penalty, cost or expense (including, but not limited to, any reasonable legal and accounting fee or expense).

      1.57  "1998 Balance Sheet":  As defined in Section 5.5.

      1.58  "Option Plan":  As defined in Section 6.3.

      1.59  "Other Properties":  As defined in Section 5.10(b)(i).

      1.60 "Permit": Any permit, license, approval, authorization, consent, order, registration, certification, endorsement or qualification of any Governmental Body .


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      1.61 "Person": Any corporation, limited liability company, limited liability partnership, limited partnership, general partnership, sole proprietorship, association or other organization, or any individual, or any Governmental Body.

      1.62  "Personal Property":  As defined in Section 5.8.

      1.63  "Preferred Stock":  As defined in Section 6.3.

      1.64  "Private Placement Price":  As defined in Section 3.1.2.

      1.65 "Products": Any and all of the products or services offered, sold, marketed, distributed or otherwise commercially exploited by Seller.

      1.66  "Purchase Price":  As defined in Section 3.1.

      1.67  "Receiving Party":  As defined in Section 7.1(b).

      1.68 "Remedial Action": Any investigation, site assessment, monitoring or other evaluation of conditions relating to the Environment at a site, or any cleanup, treatment, containment, removal, restoration, corrective action or remedial work involving any Hazardous Materials.

      1.69  "September Working Capital Balance":  As defined in Section
3.2(a).

      1.70 "Series A Preferred": As defined in Section 6.3.

      1.71 "Series B Preferred": As defined in Section 6.3.

      1.72 "Series C Preferred": As defined in Section 6.3.

      1.73 "Series D Preferred": As defined in Section 6.3.

      1.74  "Stock Component":  As defined in Section 3.1.2.

      1.75 "Tax"or "Taxes": All taxes, charges, fees, levies or other assessments, including, without limitation, income, excise, gross receipts, personal property, real property, sales, use, ad valorem, transfer, franchise, profits, license, withholding, payroll, employment, severance, stamp, occupation, windfall profits, social security and unemployment or other taxes imposed by the United States or any agency or instrumentality thereof, any state, county, local or foreign government, or any agency or instrumentality thereof, and any interest or fines, and any and all penalties or additions relating to such taxes, charges, fees, levies or other assessments.

      1.76 "Tax Return": Any return, declaration, report, claim or refund, information return, statement, or other similar document relating to Taxes, including any schedule or attachment thereto and any amendment thereof.

      1.77  "Third Party":  As defined in Section 2.4.5.


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      1.78  "Third-Party Claim":  As defined in Section 12.5.

      1.79 "Transaction Documents": Any and all of the agreements and documents referenced in Sections 8 and 9.

      1.80  "transfer":  As defined in Section 2.1.

      1.81  "Working Capital":  As defined in Section 3.2(a).

      1.82  "Working Capital Holdback":  As defined in Section 4.2.1(b).

      1.83 "Year 2000 Compliant": As defined in Section 5.27(b).

      1.84 "Year 2000 Problem": As defined in Section 5.27(a).

2.    Purchase and Sale of Assets

      2.1      Purchase and Sale

      Subject to the terms and conditions of this Agreement, at the Closing, Seller shall sell, transfer, convey, assign and deliver (collectively, "transfer"), or cause to be transferred, to Buyer, free and clear of all Encumbrances, and Buyer shall purchase and acquire, all of Seller's right, title and interest in and to all of the assets and rights (collectively, the "Assets") of every type and description, used in or relating to the Business, whether tangible or intangible, real, personal or mixed, wherever located and whether or not reflected on the books and records of Seller, including, but not limited to, the following assets and rights (but excluding the Excluded Assets):

         2.1.1    Equipment

      All patterns, tooling, machinery, equipment, parts, dies, office equipment and furniture, computer hardware, fixtures, motor vehicles, telecommunications devices, file servers and networks, computers and peripherals, leasehold improvements and other tangible personal property owned by Seller and employed in Seller's operation of the Business as of the close of business on the Closing Date, including, without limitation, the personal property described in Schedule
2.1.1 and all rights to the warranties received from the manufacturers and distributors of all such personal property and fixtures and any related claims, credits, rights of recovery and setoffs with respect to such personal property and fixtures.

         2.1.2    Equipment and Other Personal Property Leases

      All of Seller's right, title and interest in, to and under the leases and rental agreements in respect of equipment or other tangible personal property employed in Seller's operation of the Business as of the close of business on the Closing Date, including, without limitation, those leases and agreements described in Schedule 2.1.2 (the "Leased Personal Property").


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         2.1.3    Inventory

      All inventory, wherever located, including raw materials, work-in-process, packaging, finished goods, consigned items, spare parts and shop and production supplies, produced by or employed in Seller's operation of the Business as of the close of business on the Closing Date ("Inventory"), including, without limitation, the Inventory described in Schedule 2.1.3 (which Schedule sets forth raw materials, finished goods, packaging and other Inventory as of the Balance Sheet Date by net book value and location) and all rights of Seller to the warranties received from suppliers and distributors and any related claims, credits, rights of recovery and setoffs with respect to such Inventory.

         2.1.4    Accounts Receivable and Other Working Capital Assets

      All of Seller's accounts receivable and other current assets (in addition to Inventory referred to in Section 2.1.3, but excluding any current assets which are Excluded Assets) existing as of the close of business on the Closing Date.

         2.1.5    Intellectual Property

      All information (whether or not protectible by patent, copyright or trade secret rights) and Intellectual Property rights possessed or owned by Seller and employed in Seller's operation of the Business as of the close of business on the Closing Date, and, to the extent assignable or transferable, all right, title and interest of Seller in, to and under licenses, sublicenses or like agreements providing Seller any right or concession to use any information or Intellectual Property, and, in each case, employed in Seller's operation of the Business as of the close of business on the Closing Date, including the trade name "Fine Arts Graphics" and derivations thereof used by the Seller, all trade names, trademarks (including common-law trademarks), service marks, art work, packaging, plates, emblems, logos, insignia and copyrights, and their registrations and applications, and all goodwill associated therewith, all domestic and foreign patents and patent applications, all technology, know-how, show-how, trade secrets, manufacturing processes, formulae, drawings, designs, systems, forms, technical manuals, data, computer programs, product information and development work-in-progress, and all documentary evidence of any of the foregoing, including, without limitation, the trademarks, patents, patent applications and related agreements described in Schedule 2.1.5.

         2.1.6    Permits

      All Permits relating to Seller's operation of the Business as of the close of business on the Closing Date, to the extent actually assignable or transferable, including, without limitation, those described in Schedule 2.1.6.

         2.1.7    Contract Rights and Other Intangible Assets

      All of Seller's right, title and interest in, to and under all Contracts to which Seller is a party or under which Seller has any rights, including without limitation all agreements, purchase orders, sales orders, sale and distribution agreements, supply agreements and other contracts relating to Seller's operation of the Business as of the close of business on the Closing Date, other than the Excluded Contracts, and all goodwill associated with the Business, including, without limitation, Seller's right, title and interest in, to and under the Contracts described in Schedule 2.1.7 (collectively, but excluding the Excluded Contracts, the "Assumed Contracts").

         2.1.8    Leased Real Property

      All real property, and rights thereto, leased, or subleased by Seller as of the close of business on the Closing Date as described in Schedule 2.1.8 (the "Leased Real Property").

         2.1.9    Books and Records

      All of Seller's books and records (including all discs, tapes and other media-storage data and information) relating to Seller's historical or current operation of the Business or ownership or use of the Assets as of the close of business on the Closing Date or located on the Leased Real Property, excluding the books and records referred to in Section 2.2.4; provided, however, that Seller may keep one copy of the books and records of Seller other than customer lists and related customer information, supplier lists and related supplier information, Intellectual Property records and documents, and records or documents that could be competitively damaging to or create liability for the Business if they were to be released or lost.

         2.1.10   Other Records, Manuals and Documents

      All of Seller's mailing lists, customer lists, supplier lists, vendor data, marketing information and procedures, sales and customer files, yellow page listings, trade directory listings, telephone numbers, advertising and promotional materials, current product material, equipment maintenance records, warranty information, records of plant operations and the source and disposition of materials used and produced in such plants, standard forms of documents, manuals of operations or business procedures and other similar procedures, and all other information of Seller relating primarily or exclusively to Seller's operation of the Business as of the close of business on the Closing Date and, with respect to the Leased Real Property, all of Seller's soil test reports, environmental assessments, building inspection reports, building plans, blueprints, renderings and surveys.

         2.1.11   Insurance Proceeds

      Except as provided in Section 9.8 below, all insurance proceeds paid or payable to Seller in respect of any damage to, or destruction or loss of, any assets or rights of Seller reflected on the Schedules referred to in this
Section 2.1, including any assets of Seller that, as far as could reasonably be foreseen, would have been included in the Assets but for such damage, destruction or loss.

         2.2      Excluded Assets

      Seller and Buyer expressly understand and agree that Seller is not transferring to Buyer pursuant to this Agreement, and Buyer is not purchasing, any of the following assets or rights of Seller (the "Excluded Assets"), which shall remain assets or rights, as the case may be, of Seller after the Closing.

         2.2.1    Tax Refunds

      Seller's rights to refunds of Taxes paid with respect to the Business for the periods on or prior to the Closing Date.

         2.2.2    Cash and Cash Equivalents

      Seller's cash, bank deposits or similar cash and cash equivalent items existing as of the close of business on the Closing Date.

         2.2.3    Marketable Securities

      Seller's marketable securities existing as of the close of business on the Closing Date.

         2.2.4    Other Excluded Assets

      All other assets of Seller described in Schedule 2.2.4, including the corporate minute books and stock records of Seller and any life insurance policies of which Seller is the beneficiary.

         2.2.5    Excluded Contracts

      All of Seller's right, title and interest in, to and under all Contracts listed in Schedule 2.2.5 (the "Excluded Contracts").

      2.3      Assumption of Liabilities

      Upon the terms and subject to the conditions of this Agreement, Buyer agrees, effective at the time of Closing, to assume all obligations, contracts, and liabilities of Seller (the "Assumed Liabilities") of any kind, character or description, arising out of the conduct of the Business from and after the Closing Date, except for the Excluded Liabilities, which Assumed Liabilities shall include, without limitation, the following:

            (a) All Claims, liabilities and obligations of Seller arising under the Assumed Contracts from and after the Closing Date;

            (b) All Claims, liabilities and obligations relating to or arising out of any products sold, or services rendered, by the Business from and after the Closing Date;

            (c) All Claims, liabilities and obligations under any Environmental and Safety Law arising out of or relating to Buyer's ownership of the Assets or operation of the Business from and after the Closing Date (but excluding any liabilities under any Environmental and Safety Law arising after the Closing Date to the extent such liabilities relate to any acts or omissions of any Persons on or prior to the Closing Date, as contemplated by Section 2.4.5).

            (d) All trade accounts payable and other current liabilities (as defined by GAAP) of the Business as of the Closing Date incurred in the ordinary course of business, consistent with past practice, including the current liabilities set forth in
Schedule 2.3(d), but excluding any current liabilities covered below under Excluded Liabilities.

            (e) Any Claims, liabilities or obligations, including for severance, arising from (i) Buyer's failure to hire all of Seller's employees immediately following the Closing on terms and conditions no less favorable than those provided by Seller prior to the Closing Date, or (ii) Buyer's actions or omissions from and after the Closing Date affecting employees' status, pay, or benefits, including termination of employment for any reason.

      In no event shall the Assumed Liabilities include any liability included within the Excluded Liabilities.

      2.4      Excluded Liabilities

      Buyer shall not assume any liabilities or obligations of Seller other than the Assumed Liabilities above. All other liabilities and obligations of Seller, whether known or unknown, fixed, contingent or otherwise (all obligations or liabilities not assumed by Buyer herein are called the "Excluded Liabilities"), shall remain liabilities or obligations of Seller and shall not be succeeded to by Buyer or ImageX as a result of this transaction or otherwise. Without limiting the generality of the foregoing, neither Buyer nor ImageX shall assume any of the following obligations or liabilities specified below in this Section 2.4, all of which are Excluded Liabilities:

         2.4.1    Debt

      Any and all Debt of Seller or any of its Affiliates existing on the date hereof or on the Closing Date.

         2.4.2    Taxes

      Any and all Claims, liabilities or obligations of Seller for Taxes either accruing or relating to periods on or prior to the Closing Date, or based on the sale and purchase of the Assets provided herein (other than current liabilities specifically assumed by Buyer under Section 2.3(d) above).

         2.4.3    Litigation

      Any and all Claims, Judgments, penalties, settlement agreements or other liabilities or obligations of Seller to pay in respect of any Claim that is pending or threatened or was resolved on or prior to the Closing Date, including, but not limited to, those listed in Schedule 5.12.

         2.4.4    Conduct of Business Prior to Closing

      Any and all Claims, liabilities or obligations of Seller that relate to the ownership or operation of the Business on or prior to the Closing Date or to any other actions, omissions, conditions or events that occurred or existed on or prior to the Closing Date, whether based on any act or omission of Seller or any employee or agent of Seller in connection with the operation of the Business, or otherwise (other than current liabilities covered under Section 2.3(d) above).

         2.4.5    Environmental Liability

      Any and all Claims, liabilities or obligations of Seller arising out of or relating to (a) the manufacture, generation, processing, distribution, use, treatment, handling, storage, transport, disposal, release or abandoning of any Hazardous Materials by Seller or by any other Person who at such time was acting on behalf of, at the direction of, under contract with or in connection with Seller (a "Third Party") (references to Third Party in this Agreement shall mean and refer only to the period of time and to the extent such Person was so acting); (b) the manufacture, generation, processing, distribution, use, treatment, handling, storage, transport, disposal, release or abandoning of any Hazardous Materials by any Person (including without limitation any previous owner or operator of the Leased Real Property) on, at, under or from the Assets, the Facilities, the Leased Real Property, or any other properties currently or previously owned, leased, subleased or used by Seller, at any time on or prior to the Closing Date; (c) the presence at or at any time prior to the Closing Date of Hazardous Materials (from whatever source) on, at or under the Assets, the Facilities or the Leased Real Property as a result of a release or disposal thereof by any Person at any time prior to the Closing Date; or (d) the violation of any Environmental and Safety Law by Seller or by any Third Party. This Section 2.4.5 shall not have the direct or indirect effect of creating any liability, risk, obligation or expense of Seller to any Person for or with respect to any of the foregoing that Seller would not otherwise have without regard to this Section under any Environmental and Safety Law or otherwise, and as between the parties, shall not in any way directly or indirectly effect the allocation of risks, liabilities, responsibilities and obligations as provided in Section 12 hereof.

         2.4.6    Severance Costs

      Except as provided in Section 2.3(e), any and all severance Claims, liabilities or obligations of Seller and other costs of terminating employees wherever located resulting from any termination or cessation of employment occurring on or prior to the Closing Date, from whatever source such obligations and costs arise, including, without limitation, contractual obligations, Employee Benefit Plan obligations, notices to employees, employment manuals, course of dealings, past practices, obligations relating to Section 280G or 4999 of the Code, or otherwise.

         2.4.7    Employee Expenses and Benefit Plans

      Subject to Section 7.3, and except as otherwise provided in Section 2.3(d) and 2.3(e), all Claims, liabilities and obligations of Seller with respect to either the continuation or the termination by Seller of any Employee Benefit Plan for the benefit of Seller's employees, except as otherwise provided by law, and all liabilities and obligations with respect to accrued payroll, bonuses, hourly and salary vacation pay, workers compensation liability, year-end profit sharing, state disability tax, hourly and salary profit sharing, fringe benefits and other employee benefits with respect to or that relate to periods of employment on or prior to the Closing Date.

         2.4.8    Claims and Adjustments

      Any and all Claims, liabilities and obligations of Seller relating to or in respect of (a) return of merchandise sold on or prior to the Closing Date or
(b) offset payments with respect
to sales after the Closing Date against claims on merchandise sold on or prior to the Closing Date, in each case by reason of alleged overshipments, defective merchandise, missed delivery dates, incorrect quantities or otherwise, or with respect to merchandise in the hands of customers under an understanding that such merchandise would be returnable.

         2.4.9    Excluded Assets

      Any and all Claims, liabilities and obligations of Seller in respect of the Excluded Assets (including without limitation the Excluded Contracts).

         2.4.10   Assumed Contracts

      Any and all Claims, liabilities or obligations of Seller arising out of any breach by Seller of any Assumed Contract or any failure by Seller to discharge or perform any liability or obligation arising on or prior to the Closing Date under any Assumed Contract; provided, however, that this Section
2.4.10 shall not cover any liabilities or obligations that are specifically assumed by Buyer under Section 2.3(d) above).

      2.5      Instruments of Sale and Assignment

            (a) On or prior to the Closing Date, Seller shall deliver to Buyer, and Buyer shall deliver to Seller, as the case may be, such instruments of sale and assignment as shall, in the reasonable judgment of Buyer and Seller, be effective to vest in Buyer on the Closing Date all of Seller's right, title and interest in and to the Assets and to evidence the assumption of the Assumed Liabilities by Buyer, including, without limitation, a Bill of Sale and Assignment substantially in the form of Exhibit 2.5(a) (the "Bill of Sale") and an Assignment and Assumption Agreement substantially in the form of Exhibit 2.5(b) (the "Assignment and Assumption Agreement") The Leased Real Property shall be transferred by a Lease Assignment and Assumption substantially in the form of Exhibit 2.5(c) (the "Lease Assignment and Assumption"). Seller shall use its reasonable best efforts (without payment of money) to put Buyer in possession and operating control of the Assets at the Closing, and Buyer shall use its reasonable best efforts for it to assume the Assumed Liabilities at the Closing; provided, however, that failure of Seller to obtain any consent necessary to put Buyer in possession and operating control of the Assets at the Closing, notwithstanding such reasonable best efforts of Seller, shall not constitute a breach by Seller hereunder.

            (b) If any Assumed Contract included in the Assets is not assignable by Seller to Buyer without the consent of a third party, or will not continue in effect after the Closing and such assignment without the consent of a third party, then Seller shall use its reasonable best efforts to provide Buyer with such third-party consent prior to the Closing Date in a form reasonably satisfactory to Buyer (but if Seller's assignment or attempted assignment of any such Contract prior to obtaining the third-party consent would constitute a breach of such Assumed Contract, then such assignment or attempted assignment shall not be made or be deemed effective unless and until the third-party consent is obtained). Buyer shall render such cooperation as is reasonably required to assist Seller in obtaining such third-party consent. Subject to the condition set forth in Section 8.4 hereof and the termination rights of ImageX and

Buyer in Section 13.1(c) hereof, if no such consent can be obtained with respect to an Assumed Contract, and the Closing nevertheless occurs, Seller and Buyer shall cooperate after Closing (without any out-of-pocket cost or expense, or liability, to Seller) and, at the discretion of Buyer, enter into such pass-through agreements or arrangements as may be necessary to ensure that Buyer is provided with the benefits of such Assumed Contract as if Buyer were the contract party thereto.

      2.6      Further Assurances

      From time to time following the Closing, Buyer and Seller shall execute and deliver, or cause to be executed and delivered, to the other such additional instruments of conveyance and transfer and evidences of assumption as such party may reasonably request or as may be otherwise necessary or desirable to carry out the purposes of this Agreement.

3.    Purchase Price

      3.1      Purchase Price

      The aggregate purchase price (the "Purchase Price") for the Assets shall be Five Million dollars ($5,000,000), subject to adjustment as provided below, consisting of the following:

         3.1.1    Cash Component

      The cash component of the Purchase Price (the "Cash Purchase Price") shall be Four Million Six Hundred Twenty-Five Thousand dollars ($4,625,000), as adjusted in accordance with Sections 3.2 and 7.11 below.

         3.1.2    Stock Component

      The stock component of the Purchase Price (the "Stock Component") shall be a number of shares of ImageX capital stock (the "ImageX Stock"), equal to Three Hundred Seventy-Five Thousand dollars ($375,000) divided by the lesser of (a) two dollars ($2.00) (appropriately adjusted for any stock splits, stock dividends, recapitalizations or similar events between the date hereof and Closing) and (b) the price per share received by ImageX in connection with the equity private placement contemplated to be completed prior to the Closing (the "Private Placement Price"). In the event the private placement referred to above involves the issuance of convertible preferred stock or convertible debt, the Private Placement Price shall be deemed to be the conversion price provided in the convertible instrument.

      3.2      Cash Purchase Price Adjustment

      The Cash Purchase Price is subject to adjustment as provided in this
Section 3.2:

            (a) Within seven months after the Closing Date, Buyer's independent accountants and Seller's independent accountants, working together, shall prepare and deliver to Buyer, ImageX, Seller and the Shareholder a balance sheet as of the Closing Date (the "Closing Balance Sheet"), reflecting Seller's actual financial position, including without limitation the amount of its "Working Capital" (defined as current assets excluding cash, cash equivalents and marketable securities less current liabilities excluding any short-term Debt and other current liabilities not assumed by Buyer, all determined in accordance with GAAP), as of the Closing Date. If the Working Capital balance presented in the Closing Balance Sheet is less than $1,512,000, calculated as set forth in Schedule 3.2(a) (the "September Working Capital Balance"), Buyer shall deduct the amount of the shortfall from the Working Capital Holdback and promptly release the remainder, subject to Section 3.2(b) below, of the Working Capital Holdback, if any, to Seller. If the amount of such shortfall exceeds the Working Capital Holdback, the entire Working Capital Holdback shall be credited to the account of Buyer, and any such excess shall be promptly paid by Seller or the Shareholder to Buyer in cash. If the Working Capital balance presented in the Closing Balance Sheet is equal to or greater than the September Working Capital Balance, the amount of any such excess shall be promptly paid by Buyer to Seller in cash, and Buyer shall promptly release the entire Working Capital Holdback (subject to deduction pursuant to Section 3.2(b) below) to Seller.

            (b) In addition to amounts, if any, deducted from the Working Capital Holdback in order to effectuate an adjustment to the Cash Purchase Price pursuant to Section 3.2(a) above, Buyer or ImageX may, in its discretion, after consultation with the Shareholder, offset against the Working Capital Holdback in accordance with Section 12.6 of this Agreement the amount of any Claims based on Sections 5.15 (Accounts and Other Receivables) and/or 5.16 (Inventory) of this Agreement or any Claim based on any excluded liability under Section 2.4.8 (Claims and Adjustments) of this Agreement (provided that Buyer shall use reasonable good faith efforts not to permit a return of merchandise that is inconsistent with Seller's current policies with respect to returns of Products in the course of Seller's conduct of the Business); in each case, to the extent such claims are known to and quantifiable by Buyer prior to disbursement of the Working Capital Holdback. No failure to offset any such Claims shall constitute a waiver thereof. In the event that the Shareholder in good faith disputes all or any portion of the amount of any such offset, the amount in question shall be set aside in a separate interest-bearing account of ImageX until such dispute is resolved either by mutual agreement of the Shareholder and ImageX or otherwise pursuant to this Agreement (any interest earned on the disputed amount shall be paid to the party determined to be entitled to such disputed amount). In the event there is an offset against the Working Capital Holdback with respect to any accounts receivable that are not collected within the time period set forth in Section 5.15, Buyer shall assign such accounts receivable to Seller, who thereafter may pursue such efforts of collection as Seller shall deem appropriate, provided that Seller shall in good faith seek to minimize any disruption to the Business to the extent reasonably practicable without prejudicing such collection efforts.

      3.3      Allocation of Purchase Price

      The parties agree to treat the purchase of the Assets hereunder as an exchange taxable under Section 1001 of the Code for income tax purposes and to utilize the fair market values of the Assets, as determined by an appraisal to be conducted prior to Closing by an independent appraisal or accounting firm selected jointly by the parties, for the purpose of allocating the Purchase Price paid hereunder to the Assets for federal, state, local and other Tax purposes, which allocation is in accordance with Section 1060 of the Code. Buyer shall cause the independent accounting firm so selected to deliver a draft of such appraisal to Seller and Seller shall be given a reasonable opportunity to comment thereon prior to such appraisal being finalized. Seller shall pay any sales and use Taxes arising out of the transfer of the Assets and other transactions contemplated by this Agreement and the Transaction Documents. Each party agrees to report the federal, state, local and other Tax consequences of the transactions contemplated by this Agreement and the Transaction Documents in a manner consistent with such allocation and shall not take any position inconsistent therewith upon examination of any Tax return, in any refund claim, or in any litigation, investigation or otherwise, unless otherwise required by a determination within the meaning of Section 1313 of the Code. Each party shall cooperate with the other party in the filing of Form 8594 with the U.S. Internal Revenue Service.

4.    Closing

      4.1      Closing Date

      Subject to the terms and conditions of this Agreement, the Closing shall take place at the offices of Perkins Coie LLP, 1201 Third Avenue, 48th Floor, Seattle, Washington 98101 on the earliest practicable business day after the satisfaction or waiver of the conditions set forth in Sections 8 and 9 of this Agreement (unless this Agreement shall be earlier terminated in accordance with its terms), or at such other location or time as the parties may agree, and shall be effective as of midnight on the Closing Date

         4.2      Closing Payments

         4.2.1    Cash Purchase Price

      At the Closing, the Cash Purchase Price shall be disbursed by or on behalf of the Buyer as follows:

            (a) Escrow. Buyer shall pay the sum of $750,000 (the "Escrow Amount") into an interest bearing third-party escrow account as provided in the Escrow Agreement attached hereto as Exhibit 4.2 (the "Escrow Agreement") as a partial source of payment of indemnification claims under Section 12 of this Agreement. The Escrow Amount shall be held and disbursed in accordance with the Escrow Agreement.

            (b) Working Capital Holdback. Buyer shall withhold in a separate interest-bearing account of Buyer or ImageX the sum of $300,000 (the "Working Capital Holdback") as a partial source of payment to Buyer of any adjustments to the Cash Purchase Price pursuant to Section 3.2(a) or 3.2(b) of this Agreement. The Working Capital Holdback shall be held and disbursed in accordance with Sections 3.2 and 12.6 of this Agreement.

            (c) Balance of Cash Purchase Price. The balance of the Cash Purchase Price (net of any Deposit previously paid as contemplated by Section 7.11 below) shall be paid by wire transfer of immediately available funds to such bank account of Seller as it may designate in writing prior to the Closing.

4.2.2    Stock Component

      At the Closing, except as otherwise contemplated in Section 8.9 below, 80% of the Stock Component shall be issued to the Shareholder and 20% of the Stock Component shall be issued to Veber Partners, LLC, which has performed investment banking services for Seller in connection with the sale of the Business contemplated by this Agreement. The parties acknowledge that the ImageX Stock constituting the Stock Component shall either be common stock or a junior preferred stock in the discretion of ImageX. Any such junior preferred stock will have such rights as may be determined by ImageX in its discretion which shall be at least as favorable to the holders thereof as common stock.

5.    Representations and Warranties of Seller

      To induce Buyer and ImageX to enter into and perform this Agreement, Seller represents and warrants to Buyer and to ImageX (which representations and warranties shall survive the Closing as provided in Section 12), except as set forth in the Schedules to this Section 5 (which shall be deemed to be representations and warranties under this Section 5), all as follows in this
Section 5:

      5.1      Organization and Good Standing

      Seller is a corporation duly organized, validly existing and in good standing under the laws of the state of Oregon. Seller is duly qualified to do business, and is in good standing, in all jurisdictions where such qualification is required, except where the failure to be so qualified and in good standing could not reasonably be expected to have a material adverse effect on the Assets or the conduct, business, operations, properties, condition (financial or otherwise) or prospects of the Business.

      5.2      Authority; Authorization; Enforceability

            (a) Seller has all requisite corporate power and authority to own, operate and lease the Assets and to carry on the Business as now being conducted. Seller has full corporate power and authority to execute and deliver this Agreement and the Transaction Documents to which it is a party and to perform its obligations hereunder and thereunder. The execution and delivery by Seller of this Agreement and the Transaction Documents to which it is a party, the performance by Seller of its obligations hereunder and thereunder and the consummation by Seller of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action. This Agreement has been duly executed and delivered by Seller and constitutes a valid and binding obligation of Seller, enforceable against Seller in accordance with its terms, and the Transaction Documents to which Seller is a party, when executed and delivered by Seller, will constitute valid and binding obligations of Seller, enforceable against Seller in accordance with their respective terms.

            (b) The Shareholder has full legal right, power and authority to execute and deliver this Agreement and the Transaction Documents to which the Shareholder is a party and perform his obligations hereunder and thereunder. This Agreement has been duly executed and delivered by the Shareholder and constitutes the valid and binding obligation of the Shareholder, enforceable against the Shareholder in accordance with its terms, and the Transaction Documents to which the Shareholder is a party, when executed and delivered by the Shareholder, will constitute valid and binding obligations of the Shareholder, enforceable against the Shareholder in accordance with their respective terms.

      5.3      No Conflict

            (a) Except as set forth in Schedule 5.3, the execution, delivery and performance of this Agreement and the Transaction Documents by Seller and the consummation of the transactions contemplated hereby and thereby will not (a) violate, conflict with, or result in any breach of any provision of Seller's articles of incorporation or bylaws (or equivalent documents); or (b) violate, conflict with, result in any breach of, or constitute a default (or an event that, with notice or lapse of time or both, would constitute a default) under any Contract or Judgment to which Seller is a party or by which it is bound; or
(c) result in the creation of any Encumbrance on any of the Assets; or (d) violate any applicable law, statute, rule, ordinance or regulation of, or require any notification to, filing with, approval or authorization of or other procedure with, any Governmental Body; or (e) violate or result in the suspension, revocation, modification, invalidity or limitation of any Permits relating to the Products, the Assets or the Business; or (f) give any party with rights under any Contract, Judgment or other restriction to which Seller is a party or by which it is bound, the right to terminate, modify or accelerate any rights, obligations or performance under such Contract, Judgment or restriction.

            (b) Except as set forth in Schedule 5.3, the execution, delivery and performance of this Agreement and the Transaction Documents by the Shareholder and the consummation by the Shareholder of the transactions contemplated hereby and thereby to be consummated by him will not violate, conflict with, result in any breach of, or constitute a default (or an event that, with notice or lapse of time or both, would constitute a default) under any Contract or Judgment to which the Shareholder is a party or by which he is bound.

      5.4      Consents and Approvals

      Except as set forth in Schedule 5.4, (a) no consent, approval or authorization of, or declaration, filing or registration with, any Governmental Body is required for the execution, delivery and performance by Seller and the Shareholder of this Agreement and the Transaction Documents to which either Seller or the Shareholder is a party and for the consummation by Seller and the Shareholder of the transactions contemplated hereby and thereby, and (b) no consent, approval or authorization of any third party is required, under any Contract or otherwise, in connection with the execution, delivery and performance by Seller and the Shareholder of this Agreement and the Transaction Documents to which either Seller or the Shareholder is a party and the consummation by Seller and the Shareholder of the transactions contemplated hereby and thereby.

      5.5      Financial Statements

      Seller has delivered to Buyer the following financial statements, accurate and complete copies of which are attached to Schedule 5.5 (collectively, the "Financial Statements"):

reviewed balance sheets as of December 31, 1997 and December 31, 1996, the related reviewed statements of income, cash flow and shareholders' equity for each of the years then ended, a reviewed balance sheet (the "1998 Balance Sheet") as of December 31, 1998 (the "Balance Sheet Date"), and the related reviewed statements of income, cash flow and shareholders' equity for the period then ended, and an unaudited balance sheet as of September 30, 1998, and the related unaudited statements of income and cash flow for the nine months then ended. The Financial Statements were prepared from the books and records of Seller and fairly present the financial position of the Business as of their respective dates and the results of operations of the Business for the respective years or periods covered thereby, in accordance with generally accepted accounting principles consistently applied. Each accrual, reserve or allowance reflected in the Financial Statements and relating to any portion of the Assets or Assumed Liabilities is adequate to meet the liability or contingency underlying such accrual, reserve or allowance. The foregoing balance sheets reflect all properties and assets, real, personal or mixed, that are used by Seller in the Business and that are required to be reflected on such balance sheets pursuant to GAAP. There are no liabilities or obligations of Seller assumed by Buyer hereunder that are not reflected in the 1998 Balance Sheet but in accordance with GAAP should have been so reflected, other than liabilities or obligations incurred in the ordinary course of business since the date of the 1998 Balance Sheet which are not material individually or in the aggregate.

      5.6      Absence of Certain Changes or Events

      Except as set forth in Schedule 5.6, since the Balance Sheet Date, Seller has conducted the Business in the ordinary course consistent with Seller's past practice, and has not, directly or indirectly:

            (a) taken any action or entered into or agreed to enter into any transaction, agreement or commitment (other than this Agreement) other than in the ordinary course of business, consistent with past practice;

            (b) failed to administer its capital expenditures or deferred charges program in the ordinary course of business;

            (c) sold, leased to others or otherwise disposed of any material amount of assets (except for sales of inventory in the ordinary course of business);

            (d) entered into any contract, agreement or other binding obligation, other than this Agreement, relating to (i) the purchase, sale or issuance of any equity securities or options, warrants or other rights to acquire equity securities of any party, (ii) the purchase or sale of assets either material in amount or constituting a business, or (iii) any merger, consolidation or other business combination;

            (e) canceled or compromised any Debt owing to Seller or any material claim in excess of $20,000 individually or $100,000 in the aggregate, waived or released any right of material value in excess of $20,000 individually or $100,000 in the aggregate, or instituted, settled or agreed to settle any material litigation (provided that such dollar limitations set forth in this Section 5.6(e) shall not apply with respect to claims or rights against an Affiliate or employee of Seller);

            (f) (i) experienced any actual or threatened employee strikes, work stoppages, slow-downs or lock-outs or (ii) changed the compensation or terms of employment provided to Seller's officers or employees earning more than $50,000 per annum or (iii) paid or agreed or orally promised to pay, conditionally or otherwise, any extra compensation to any such person (including, without limitation, any such payments to be made to employees of Seller in connection with and/or from the proceeds of the transactions contemplated hereby);

            (g) disposed of, or permitted to lapse, any rights to the use of any material trademark, service mark, trade name, patent, copyright or other Intellectual Property;

            (h) (i) made any change in any method of accounting or accounting practice or in its pricing, billing, payment, collection or credit policies or practices other than in the ordinary course of business or (ii) granted any extensions of credit other than in the ordinary course of business or (iii) failed to pay any creditor any amount owed to such creditor when due other than in the ordinary course of business in connection with bona fide claims or disputes;

            (i) made any gifts or sold, leased, transferred or exchanged any material property for less than the fair value thereof;

            (j) (i) made, declared or paid any non-cash dividend or other non-cash distribution on or in respect of any equity security of Seller; (ii) purchased, redeemed or otherwise retired any equity security of Seller, directly or indirectly; or (iii) made any payment or other distribution on or in respect of the principal of, interest on, or otherwise relating to, directly or indirectly, any Debt owing to any Affiliate (any of the foregoing being a "Distribution");

            (k) experienced any material adverse change in its relationships with its employees, agents, customers, distributors, manufacturers or suppliers, except as has not had and could not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the Assets or the conduct, business, operations, properties, condition (financial or otherwise) or prospects of the Business (excluding general economic trends and events applicable to all businesses generally);

            (l) acquired any corporation, partnership, other business organization or division thereof;

            (m) entered into any transactions otherwise than on an arm's-length basis, or any transaction with any Affiliate of Seller or the Shareholder;

            (n) entered into any contract, agreement or other binding obligation to do any of the things referred to in clauses (a) through (m) above; or

            (o) experienced any event or series of events (excluding general economic trends and events applicable to all businesses generally) which has had or could reasonably be expected to have, or become aware of any pending or potential developments that could reasonably be expected to have, individually or in the aggregate, a material adverse effect on the Assets or the conduct, business, operations, properties, condition (financial or otherwise) or prospects of the Business.

      5.7      Taxes

            (a) All Tax Returns required to be filed by or on behalf of Seller have been or will be filed on a timely basis with the appropriate Governmental Bodies in all jurisdictions in which such Tax Returns are required to be filed, and all Tax obligations of Seller (whether or not reflected on such Tax Returns) have been timely paid or are being contested in good faith, and, except as reflected in the balance sheets included in the Financial Statements and in any balance sheet hereafter delivered to Buyer, Seller has no liability for any Tax obligations and no interest or penalties have accrued or are accruing with respect thereto, whether state, county, local or otherwise with respect to any periods prior to the Closing Date except, in each case, any Tax obligations that, if not timely paid by Seller, could not result in (i) an Encumbrance on any of the Assets or (ii) the commencement of any Claim against Buyer.

            (b) With respect to the Business and the Assets:

                  (i) No waivers of statutes of limitation have been given or requested with respect to Seller in connection with any Tax Returns with respect to any Taxes payable by it;

                  (ii) All deficiencies asserted or assessments made as a result of any examinations by any Governmental Body (including the Internal Revenue Service (the "IRS")) of the Tax Returns of Seller have been fully paid, there are no other unpaid deficiencies asserted or assessments made by any Governmental Body against Seller, and there are no audits or investigations by any Governmental Body in progress or, to the knowledge of Seller, pending; and

                  (iii) No claim has been made by a Governmental Body in a jurisdiction where Seller does not file Tax Returns that Seller is or may be subject to taxation by that jurisdiction.

            (c) Seller is not a party to any Tax allocation or sharing agreement.

      5.8      Property

            (a) Seller owns no real property. Schedule 2.1.1 constitutes a complete and accurate list of all personal property (the "Personal Property") owned by Seller and Schedule 2.1.2 constitutes a list of all personal property leased or rented by Seller, as of the date hereof, for use in the operation of the Business. Seller has delivered to Buyer true and complete copies of all leases, subleases, rental agreements, contracts of sale, tenancies or licenses of any portion of the Leased Real Property and the Personal Property.

            (b) Seller has good and marketable title to all Assets (other than the Leased Real Property, the Leased Personal Property and Seller's Intellectual Property), free and clear of all Encumbrances, except as specifically described in Schedule 5.8(b) and except for (i) assessments for Taxes not yet due and payable and (ii) mechanics', materialmen's, carriers' and other similar liens securing indebtedness that is in the aggregate less than $10,000, is not yet due and payable, and was incurred in the ordinary course of business.

            (c) There are no zoning, building or land use codes or rules, ordinances, regulations or other restrictions relating to zoning or land use that currently or, to the knowledge of Seller, may prospectively prevent, or cause the imposition of material fines or penalties as the result of, the use of all or any portion of the Leased Real Property (with the existing Facilities) for the conduct thereon of the Business as presently conducted. Seller has received all necessary Permits with regard to occupancy and maintenance of the Leased Real Property for the conduct of the Business as presently conducted.

            (d) There are no existing leases, subleases, service contracts, tenancies or licenses of any portion of the Leased Real Property except for those identified in Schedule 5.8(d), true and complete copies of which have been delivered to Buyer by Seller.

            (e) Each lease of any portion of the Leased Real Property, and each lease, license, rental agreement, contract of sale or other agreement to which any Personal Property is subject, is valid and in good standing, Seller has performed in all material respects the obligations imposed on it thereunder, and neither Seller nor, to the knowledge of Seller, any other party thereto is in default thereunder in any material respect, nor is there any event that with notice or lapse of time, or both, would constitute a default thereunder by Seller or, to the knowledge of Seller, any other party thereto. Seller has not received notice, and Seller is not otherwise aware, that any party to any such lease, license, rental agreement, contract of sale or other agreement intends to cancel or terminate the same.

            (f) Except as specifically set forth in Schedule 5.8(f), Seller has no knowledge of any material structural defect in the Leased Real Property. Seller is not in default in any material respect under any covenant, condition, restriction, easement or right-of-way relating to the Leased Real Property.

            (g) The Assets to be transferred to Buyer pursuant to this Agreement and the Transaction Documents include all the assets and rights used by Seller in the operation of the Business, and are sufficient to permit Buyer to operate the Business in the same manner as heretofore and currently conducted by Seller. The execution and delivery of the Transaction Documents by the parties and the payment by Buyer to Seller of the Purchase Price of the Assets set forth in
Section 3.1 will result, subject to obtaining the consents and approvals set forth in Schedule 5.4 ("Consents and Approvals"), in Buyer's immediate acquisition of good, valid and marketable title to the Assets, free and clear of any Encumbrance, or right to use leased Assets in accordance with the leases therefor.

      5.9      Equipment

      Except as set forth in Schedule 5.9, the machinery, equipment, furniture and other physical assets included in the Assets do not have any structural defects, are in good operating condition and repair (ordinary wear and tear excepted) and are adequate for the conduct of the Business, and they conform to, and are free of any building, fire or other violations under, all applicable zoning, pollution, health and safety and other laws, statutes, rules, ordinances and regulations (excluding Environmental and Safety Laws). During the past three years there has not been any significant interruption in the conduct of the Business, including, but not limited to, the operation of the Facilities, due to the malfunctioning of any such Assets. No machinery, equipment, furniture or physical assets other than those listed in Schedule 2.1.1 and 2.1.2 are used or required by Seller in the conduct of the Business, including, but not limited to, the operation of the Facilities.

      5.10     Environmental and Safety Matters

            (a)   Seller has given Buyer access to all of the following:

                  (i) all written communications in Seller's possession or control with the U.S. Environmental Protection Agency, the U.S. Department of Labor, all applicable state and local authorities and all other Governmental Bodies having jurisdiction over or the authorization to enforce any Environmental and Safety Law, relating to the conduct of the Business or to the ownership, operation or use of the Assets, the Facilities, the Leased Real Property or any other real property currently owned, leased, subleased or used by Seller;

                  (ii) all written materials in Seller's possession or control relating to waste handling, treatment, storage, manufacturing, generation, processing, disposal and transport practices, groundwater monitoring, effluent discharges or releases and air emissions on, at, adjacent to, under, or from the Assets, the Facilities, the Leased Real Property or any other real property currently owned, leased, subleased or used by Seller; and

                  (iii) all manifests of all shipments of waste in Seller's possession or control relating to the conduct of the Business or the ownership, operation or use of the Assets, the Facilities, the Leased Real Property or any other real property currently owned, leased, subleased or used by Seller.

            (b) Seller has given Buyer access to all of the following:

                  (i) copies of all written documentation in Seller's possession or control indicating the presence of any Hazardous Materials or the release or discharge, or the threat of a release or discharge, of any Hazardous Materials into the Environment (A) on, at, adjacent to, under or from the Assets, the Facilities, the Leased Real Property, or any other real property currently owned, leased, subleased or used by Seller or by any Third Party; (B) on, at, adjacent to, under or from any other locations where Hazardous Materials from the Assets, the Facilities, the Leased Real Property or such other real properties were treated, handled, stored, disposed of, released, transported or abandoned; or (C) on, at, adjacent to, under or from any other locations to which Hazardous Materials from the Assets, the Facilities, the Leased Real Property or such other real properties were emitted, discharged, spilled, migrated, released, disposed of or placed (the locations referred to in clauses
(B) and (C) above are hereinafter collectively referred to as the "Other Properties");

                  (ii) copies of all Permits, whether expired, suspended, revoked or presently in force, in Seller's possession or control, issued by the U.S. Environmental Protection Agency or any state or local authorities, that authorize or relate to the manufacture, generation, processing, treatment, distribution, use, handling, storage, disposal, emission, transportation, discharge or release of Hazardous Materials on, at, around, under or from the Assets, the Facilities, the Leased Real Property or any other real property currently owned, leased, subleased or used by Seller, and copies of all applications for such Permits in Seller's possession or control;

                  (iii) copies of any notices of violation or alleged violation of any Environmental and Safety Law by Seller or by any Third Party in Seller's possession or control;

                  (iv) copies of any notices of violation or alleged violation of any Environmental and Safety Law, in Seller's possession or control, arising out of or relating to any activities conducted at the Assets, the Facilities, the Leased Real Property or any other real property currently owned, leased, subleased or used by Seller, during the period such Assets, Facilities, Leased Real Property or other real property was owned, leased, subleased or used by Seller; and

                  (v) copies of any environmental, health or safety assessments or audits in Seller's possession or control relating to the Assets, the Facilities, the Leased Real Property or any other real property currently owned, leased, subleased or used by Seller or by any Third Party.

            (c) Schedule 5.10(c) describes any and all Judgments, Permit conditions and pending or, to the knowledge of Seller, threatened Claims (i) that require, provide for or seek damages, injunctive relief or any other remedy, or (ii) that require, provide for or seek any Remedial Action affecting the Assets, Facilities or Leased real Property or, to Seller's knowledge, any Other Properties, or (iii) that require, provide for or seek any change in the present condition of or any work, repairs, construction or capital expenditures, in each case with respect to the Assets, the Facilities, the Leased Real Property, any other real property currently owned, leased, subleased or used by Seller or, to Seller's knowledge, any Other Properties.

            (d) Except as set forth in Schedule 5.10(d), Seller is in compliance in all material respects with all Environmental and Safety Laws.

            (e) Except as set forth in Schedule 5.10(e), or in the environmental reports referred to in Section 7.9 below or as disclosed in the materials referred to in paragraphs (a)-(c) above, there are no facts or circumstances within the actual current knowledge of, without any investigation whatsoever by, the persons listed in Section 14.12 hereof relating to (i) the manufacture, generation, processing, distribution, use, treatment, handling, storage, transport, disposal, release or abandoning of any Hazardous Materials by Seller or by any Third Party; (ii) the manufacture, generation, processing, distribution, use, treatment, handling, storage, transport, disposal, release or abandoning of any Hazardous Materials by any Person (including without limitation any previous owner or operator of the Leased Real Property) on, at, under or from the Assets, the Facilities, the Leased Real Property, or any other properties currently or previously owned, leased, subleased or used by Seller, at any time on or prior to the Closing

Date; (iii) the presence at or at any time prior to the Closing Date of Hazardous Materials (from whatever source) on, at or under the Assets, the Facilities or the Leased Real Property as a result of a release or disposal thereof by any Person at any time prior to the Closing Date; or (iv) the violation of any Environmental and Safety Law by Seller or by any Third Party that would be material to an evaluation by a reasonable buyer of the Business or such Assets, Facilities, Leased Real Property with respect to compliance with Environmental and Safety Laws, or that may require Remedial Action to achieve such compliance.

      5.11     Contracts

      Schedule 5.11 is an accurate and complete list of all the Contracts relating to the Products, the Assets or the Business to which Seller is a party or by which it is in any way affected or bound (except, in the case of any oral Contracts that are not covered under paragraphs (a) through (g) below and that exceed $25,000 in amount, Schedule 5.11 contains accurate and complete summaries thereof), including, but not limited to:

            (a) all Contracts for the purchase or sale of Products, raw materials, intermediates, supplies, machinery, equipment, services or other tangible or intangible property, in each case involving the payment or receipt by Seller of $25,000 or more in the case of any single Contract, or providing for performance, regardless of dollar amount, over a period of one year or more;

            (b)   all sales agency or distributorship Contracts or franchises;

            (c) all Contracts providing for the manufacture, processing, packaging, storage or distribution of Products or the performance of manufacturing, processing, packaging, storage or distribution services by or for Seller and that involve payments to or from Seller in excess of $25,000 per Contract;

            (d) all Contracts providing for the services of consultants or independent contractors, including, but not limited to, Contracts relating to research, development, advertising or promotion;

            (e) all Contracts relating to patents, trade names, trademarks, service marks, copyrights, or applications for any of the foregoing, or inventions, formulas, processes, technology, know-how, trade secrets, technical information or other intellectual property rights, including, but not limited to, the Intellectual Property included in the Assets;

            (f) all Contracts relating to (i) real property or any interest therein or (ii) to the extent involving payments to or from Seller in excess of $25,000, to personal property located at the Facilities; and

            (g) all other Contracts relating to the Products, the Assets or the Business that involve the payment or receipt by Seller of $25,000 or more in the case of any single Contract, or providing for performance, regardless of dollar amount, over a period of one year or more.

      All such Contracts which are Assumed Contracts are valid and in full force and effect and are enforceable in accordance with their respective terms. Seller has performed in all material respects the obligations required to be performed by it under all Assumed Contracts, and no material breach or default by Seller of any provision thereof, nor any condition or event that, with notice or lapse of time or both, would constitute such a breach or default, has occurred. To the knowledge of Seller, no material breach or default by any other party to any Assumed Contract of any provision thereof, nor any condition or event that, with notice or lapse of time or both, would constitute such a breach or default, has occurred. Seller has not received any notice of any modification, termination or cancellation of any Assumed Contract and knows of no intent to effect the same or any reasonable basis therefor. Except for Consents and Approvals set forth in
Schedule 5.4, no consent, approval or authorization of any third party is required for the assignment of any Assumed Contract to Buyer, and all Assumed Contracts will continue to be binding on the other parties thereto in accordance with their terms following the Closing and their assignment to Buyer. To the knowledge of Seller, there is no dispute with any party under any Assumed Contract that could reasonably be expected to have a material adverse effect on the Assets or the conduct, business, operations, properties, condition (financial or otherwise) or prospects of the Business.

      5.12     Claims and Legal Proceedings

      Except as specifically set forth in Schedule 5.12, there are no Claims pending or, to the knowledge of Seller, threatened against Seller with respect to the operation of the Business, before or by any Governmental Body or nongovernmental department, commission, board, bureau, agency or instrumentality or any other Person. To the knowledge of Seller, there is no valid basis for any Claim, other than as specifically set forth in Schedule 5.12, adverse to the Business by or before any Governmental Body or nongovernmental department, commission, board, bureau, agency or instrumentality, or any other Person. There are no outstanding or unsatisfied Judgments to which Seller is a party, that involve the transactions contemplated herein or that would alone or in the aggregate have a material adverse effect on the Assets or the conduct, business, operations, properties, condition (financial or otherwise) or prospects of the Business.

      5.13     Labor Matters

      There are no disputes, material employee grievances or material disciplinary actions pending or, to the knowledge of Seller, threatened between Seller and any employees of Seller. Seller has complied in all material respects with all provisions of all laws relating to the employment of labor and has no liability for any arrears of wages or Taxes (including income tax and other payroll withholding taxes) or penalties for failure to comply with any such laws. Seller has no knowledge of any organizational efforts presently being made or threatened by or on behalf of any labor union with respect to any of its employees or contractors.

      Except as specifically set forth in Schedule 5.13(A), Seller is not a party to or otherwise bound by any:

            (a) management, employment or other contract providing for the employment or rendition of executive or management services;

            (b) employment contract that is not terminable without penalty by Seller on 30 days' notice;

            (c)   Employee Benefit Plans;

            (d) collective bargaining agreement or other agreement with any labor union or other employee organization (and no such agreement is currently being requested by, or is under discussion by management with, any group of employees or others); or

            (e) other employment contract or other compensation agreement or arrangement, oral and written, affecting or relating to current or former employees of the Business.

      All such contracts, Employee Benefit Plans and other agreements and arrangements set forth in Schedule 5.13 are valid, in full force and effect, Seller has performed all material obligations imposed on it thereunder, and there are, under any of such contracts, Employee Benefit Plans, agreements or arrangements, no defaults or events of default by Seller or, to the knowledge of Seller, any other party thereto that would have a material adverse effect on the Assets or the conduct, business, operations, properties, condition (financial or otherwise) or prospects of the Business or that could have a material adverse affect on the relationship of Seller or Buyer with the Business employees.

      From January 1, 1996 to and including the Closing Date, Seller has not made any loans to any officer or employee of Seller.

      Schedule 5.13(B) contains a complete and correct list of all of Seller's employees and base rates of pay.

      5.14     Intellectual Property

            (a) Except as set forth in Schedule 5.14, Seller is the sole and exclusive owner of the entire right, title and interest in and to, and has the sole and exclusive right to use, free and clear of any payment obligation or other Encumbrance, (i) to Seller's knowledge, all the patents, trade names, trademarks, and service marks (and applications for registration of and goodwill associated with the foregoing), and (ii) all the copyrights and other Intellectual Property (and applications for registration of and goodwill associated with the foregoing), in each case whether registered or not, that are used in the Business, the manufacture, use or sale of the Products by or for Seller, or the use or application of the Products by customers in accordance with promotions or recommendations of Seller, or that are owned by Seller and relate to the Products. Schedule 2.1.5 is an accurate and complete list of all of Seller's patents, trade names, trademarks, service marks, copyrights, and applications for any of the foregoing, reflecting dates of filing or dates of issuance, if applicable. No patents, trade names, trademarks, service marks, copyrights or applications for any of the foregoing, other than those set forth in Schedule 2.1.5, are or have been used in or are known by Seller to be necessary in connection with the Business or such manufacture, use, sale or application of the Products, or are owned by Seller and relate to the Products. All registrations listed in Schedule 2.1.5 are in good standing, valid, subsisting and in full force and effect in accordance with their terms. The technical information and data and other Intellectual Property rights to be transferred to Buyer hereunder include all of Seller's technical information and data and other Intellectual Property rights (including, but not limited to, those of the types referenced in Section 2.1.5) relating to the Business, the manufacture, use or sale of the Products by or for Seller, the use or application of the Products by customers in accordance with the promotions or recommendations of Seller, or otherwise relating to the Products, and there is no other Intellectual Property used in or, to Seller's knowledge, necessary for the operation of the Business as currently conducted, except such as is included in the Assets hereunder.

            (b) To the knowledge of Seller, none of the Intellectual Property, and rights thereto, included in the Assets are being infringed or otherwise violated by any Person.

            (c) The use by Seller of the Intellectual Property included in the Assets, the manufacture, use and sale by or for Seller of the Products, and the use or application of the Products by customers in accordance with promotions or recommendations of Seller, do not infringe upon or otherwise violate (i) to Seller's knowledge, any patents, trademarks, trade names or service marks of any Person or (ii) any other Intellectual Property rights of any Person, and there is no pending or, to the knowledge of Seller, threatened Claim alleging any such infringement or violation. In addition, there is no pending or, to the knowledge of Seller, threatened Claim alleging any defect in or invalidity, misuse or unenforceability of, or challenging the ownership or use of or Seller's rights with respect to, any of the Intellectual Property included in the Assets, and, to the knowledge of Seller, there is no valid basis for any such Claim. To Seller's knowledge, there is no other Claim made by any Person pertaining to the Intellectual Property included in the Assets. None of such Intellectual Property is subject to any Judgment.

            (d) The consummation of the transactions contemplated by this Agreement and the Transaction Documents will not alter or impair any of the Intellectual Property included in the Assets, and no Consents and Approvals are required for such Intellectual Property to be transferred to Buyer hereunder.

            (e) To the knowledge of Seller, the Business does not involve the employment of any Person in a manner that violates any noncompetition, nonsolicitation or nondisclosure agreement that such Person entered into in connection with his or her employment or activities at any time prior to employment by Seller.

            (f) Seller is conducting and has conducted the Business in compliance in all material respects with all export control laws, statutes, rules, ordinances and regulations promulgated by any Governmental Body. Seller has not received any notice alleging that its conduct of the Business violates any such laws, statutes, rules, ordinances or regulations, nor is Seller aware of any basis for any Claim alleging the same.

      5.15     Accounts and Other Receivables

      The accounts receivable of the Business reflected in the 1998 Balance Sheet have been collected or are collectible within 180 days after the date invoiced, and the accounts receivable of the Business existing at the Closing Date will have been collected or will be collectible within 180 days after the date invoiced, in each case in the aggregate amount at which such receivables are carried on the 1998 Balance Sheet or Closing Balance Sheet (as the case may be), in each case less in the aggregate the reserves specifically provided for in the 1998 Balance Sheet or Closing Balance Sheet, as the case may be, for doubtful accounts. Seller issues invoices on a regular basis within 30 days after the date any transaction covered thereby occurs.

      5.16     Inventory

      The inventory reflected in the 1998 Balance Sheet or as currently owned (or to be owned as of Closing) by Seller for use in the operation of the Business (a) has been valued in accordance with generally accepted accounting principles, and (b) is of a quality and quantity usable and salable in the ordinary course of business at the amounts reflected on the 1998 Balance Sheet (or on Seller's books, if acquired after the Balance Sheet Date), net of any inventory reserve.

            (a) (i) all inventories of finished Products to be transferred to Buyer hereunder meet Seller's current specifications and consist of items of a quality and quantity that are salable within a period of 180 days in the ordinary course of the Business as heretofore and currently conducted by Seller, and (ii) all inventories of raw materials, intermediates, work in process, supplies, parts and packaging and labeling materials to be transferred to Buyer hereunder consist of items of a quality and quantity that are usable within a period of 180 days in the ordinary course of the Business as heretofore and currently conducted by Seller and appropriate for their intended use, including, where applicable, processing into inventories of finished Products.

            (b) Seller is not aware of any material adverse condition affecting the quality or supply of raw materials, intermediates, supplies, parts and other materials available to Seller that are necessary to manufacture, package or label the Products or are otherwise used in the Business.

      5.17     Product Warranties

      Schedule 5.17 sets forth Seller's warranties currently made with respect to the Products, and current policies with respect to returns of Products in the course of Seller's conduct of the Business. Except as set forth in Schedule 5.17, Seller has not made any express product warranties in connection with the sale of the Products.

      5.18     Compliance With Laws

      Seller is and has at all times been in compliance with its articles or incorporation and bylaws (or equivalent documents) and, in all material respects, with all laws, statutes, rules, ordinances and regulations promulgated by any Governmental Body and all Judgments applicable to the ownership or operation of the Assets or the Facilities, the conduct of the Business or the sale of the Products. Seller has not received any notice of any alleged violation

(whether past or present and whether remedied or not), nor is Seller aware of any basis for any claim of any such violation, of any such law, statute, rule, ordinance, regulation or Judgment. There is no law, statute, rule, ordinance or regulation promulgated by any Governmental Body or any Judgment that materially and adversely affects or is reasonably expected to materially and adversely affect the ability of Seller to own or operate the Assets or the Facilities or to conduct the Business (including, but not limited to, the manufacture, use, marketing, promotion, sale or distribution of the Products) in the same manner as heretofore and currently owned, operated or conducted. No representation or warranty is made under this Section 5.18 with respect to any Environmental and Safety Law, which representations and warranties are set forth in other Sections of this Agreement.

      5.19     Permits and Qualifications

      All Permits that are required for the ownership or operation of the Assets or the Facilities or the conduct of the Business (including, but not limited to, the manufacture, use, marketing, promotion, sale or distribution of the Products) have been obtained by Seller, are in full force and effect and are listed in Schedule 2.1.6, with their expiration dates, if any. Seller is and has at all times been in full compliance with all such Permits, and Seller has not received any notice of any alleged violation (whether past or present and whether remedied or not) of, nor any threat of the suspension, revocation, modification, invalidity or limitation of, any such Permit, nor is Seller aware of any basis for any material claim of any such violation or any such threat. To the extent transferable, all such Permits will be effectively assigned to Buyer without additional liability to Buyer upon the Closing.

      5.20     Insurance

      Schedule 5.20 contains a complete and accurate list of all insurance policies held by Seller and the amounts and deductibles thereof. A copy of each such policy has been provided to Buyer prior to the date hereof. Seller has maintained insurance protection which it believes is adequate for the operation of the Business and is consistent with industry practice.

      5.21     Employee Plans

            (a) Schedule 5.21 contains a complete and correct list of all Employee Benefit Plans. Seller has no agreement, arrangement or commitment, whether formal or informal, whether written or unwritten, to create any additional employee benefit plan, fund, policy, program, contract, arrangement or payroll practice or to modify or amend any existing Employee Benefit Plan. The terms of each Employee Benefit Plan permit Seller to amend or terminate such Employee Benefit Plan at any time and for any reason without penalty or cost.

            (b) With respect to each Employee Benefit Plan, such Employee Benefit Plan is, and at all times since inception has been, maintained, administered, operated and funded in all material respects in accordance with its terms and in compliance with all applicable laws, statutes, orders, rules and regulations, including, without limitation, ERISA and the Code, and all requirements prescribed thereby. Each Employee Benefit Plan that is intended to be qualified under Section 401(a) of the Code is, and at all times since inception has been, so qualified and its related trust is, and at all times since inception has been, exempt from taxation under Section 501(a) of the Code, and each such Employee Benefit Plan is the subject of an unrevoked favorable determination letter from the IRS to that effect. Nothing has occurred, and no circumstances exist, or are reasonably expected by the Seller to occur, that could cause such Employee Benefit Plan to lose its tax-qualified status or that could cause the IRS to revoke the most recent determination letter issued with respect to such Employee Benefit Plan or Seller or such Employee Benefit Plan to otherwise lose their ability to rely on such determination letter.

            (c) Each Employee Benefit Plan that constitutes a "group health plan," as defined in Section 607(1) or 733(a)(1) of ERISA or Section 4980B(g)(2) of the Code, has been maintained, administered and operated at all times since its inception in compliance with the requirements of Parts 6 and 7 of Subtitle B of Title I of ERISA, Section 4980B(f) of the Code, any regulations under such ERISA and Code sections and any other applicable laws regarding the provision or continuation of health insurance coverage or other welfare benefits (within the meaning of Section 3(1) of ERISA).

            (d) Seller is not, and never has been, a member of (i) a controlled group of corporations, within the meaning of Section 414(b) of the Code, (ii) a group of trades or businesses under common control, within the meaning of
Section 414(c) of the Code, (iii) an affiliated service group, within the meaning of Section 414(m) of the Code, or (iv) any other group of persons, organizations or entities that is treated as a single employer under Section 414(o) of the Code.

            (e) Seller does not maintain or contribute to, and never has maintained or contributed to (or been obligated to contribute to), any multiemployer plan within the meaning of Section 3(37) or 4001(a)(3) of ERISA or
Section 414(f) of the Code, any multiple employer plan within the meaning of
Section 4063 or 4064 of ERISA or Section 413(c) of the Code, or any employee benefit plan, fund, program, contract or arrangement that is subject to Title IV of ERISA.

            (f) Except as provided on Schedule 5.21, neither Seller nor any Employee Benefit Plan provides or has any obligation to provide (or contribute toward the cost of) any health, life insurance or other welfare benefits (within the meaning of Section 3(1) of ERISA) with respect to any current or former officer, employee, agent, director or independent contractor of Seller or any other entity beyond such individual's retirement or other termination of service (other than continuation coverage mandated by Sections 601 through 608 of ERISA or Section 4980B(f) of the Code).

      5.22     Brokerage

      No investment banker, broker or finder will be entitled to any fee or other compensation in connection with the transactions contemplated by this Agreement, except for Veber Partners, LLC whose fee shall be paid by Seller.

      5.23     Absence of Questionable Payments

      None of Seller or any director, officer, agent, employee or other Person acting on behalf of Seller has used, directly or indirectly, any of Seller's funds for improper or unlawful contributions, payments, gifts or entertainment, or made any improper or unlawful expenditures relating to political activity to any government official or other person. The Business has adequate financial controls to prevent such improper or unlawful contributions, payments, gifts, entertainment or expenditures. None of Seller or any director, officer, agent, employee or other person acting on behalf of Seller has accepted or received, to the knowledge of Seller, any improper or unlawful contributions, payments, gifts or expenditures in connection with the operation of the Business.

      5.24     Customers and Suppliers

      To the knowledge of Seller, no customer or supplier of Seller intends to terminate or modify its relationship with Seller or the Business under the ownership of Buyer after Closing. Schedule 5.24 is a complete and correct list of the 30 largest customers of Seller, by revenue, indicating the sales revenue from each such customer by month during fiscal 1998.

      5.25     Capital Stock

      The Shareholder owns beneficially and of record all of the issued and outstanding capital stock of Seller, and there are no options, warrants or other rights to acquire any shares of Seller's capital stock.

      5.26     Full Disclosure

      Seller has provided ImageX and Buyer with all the documents which ImageX or Buyer have requested in writing for deciding whether to acquire the Assets. This Agreement, the Schedules to this Agreement and all certificates delivered by Seller or the Shareholder pursuant to this Agreement, taken together, do not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made or information delivered, in the light of the circumstances under which they were made, not misleading. However, as to any projections furnished to ImageX or Buyer, such projections were prepared in good faith by Seller, but Seller makes no representation or warranty that any such projections will be achieved.

      5.27     Year 2000 Compliance

            (a) Seller is currently undertaking a detailed review and assessment of all areas within its business and operations that could be adversely affected by the Year 2000 Problem (as defined below) and, except as set forth in Schedule 5.27, to Seller's knowledge, the internal systems of the Business will not be adversely affected in a material way by such problem; provided, however, that Seller does not represent that any external or third-party systems interfacing or communicating with its internal systems will be Year 2000 Compliant (as defined below). The "Year 2000 Problem" means the risk that computer hardware and software may not accurately process date data (including, but not limited to, calculating, comparing and sequencing) from, into and between the twentieth and twenty-first centuries, including, without limitation, leap year calculations, without a decrease in the functionality of such computer hardware and software.

            (b) Except as set forth in Schedule 5.27, to Seller's knowledge, the computer hardware and software applications used by Seller in the operation of the Business are "Year 2000 Compliant" (that is, capable of accurately processing date data (including, but not limited to, calculating, comparing and sequencing) from, into and between the twentieth and twenty-first centuries, including, without limitation, leap year calculations, without a decrease in the functionality of such computer hardware and software applications).

6.    Representations and Warranties of Buyer and ImageX

      To induce Seller and the Shareholder to enter into this Agreement, Buyer and ImageX, jointly and severally, represent and warrant to Seller and the Shareholder (which representations and warranties shall survive the Closing as provided in Section 12) all as follows in this Section 6:

      6.1      Organization and Good Standing

      Each of ImageX and Buyer is a corporation duly organized and validly existing under the laws of the state of Washington. Each of ImageX and Buyer is duly qualified to do business, and is in good standing, in all jurisdictions where such qualification is required, except where the failure to be so qualified and in good standing would not have a material adverse effect on the assets or the conduct, business, operations, properties, condition (financial or otherwise) or prospects of ImageX or Buyer.

      6.2      Authority; Authorization; Enforceability

            Each of ImageX and Buyer has all requisite corporate power and authority to own, operate and lease its assets and to carry on its business as now being conducted. Each of ImageX and Buyer has full corporate power and authority to execute and deliver this Agreement and the Transaction Documents to which it is a party and perform its obligations hereunder and thereunder. The execution and delivery by each of ImageX and Buyer of this Agreement and the Transaction Documents to which it is a party, the performance by each of ImageX and Buyer of its obligations hereunder and thereunder and the consummation by each of ImageX and Buyer of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action of ImageX and Buyer, other than approval by the ImageX shareholders of any amendments to ImageX's articles of incorporation necessary to create and authorize the issuance of the ImageX Stock. This Agreement has been duly executed and delivered by each of ImageX and Buyer and constitutes a valid and binding obligation of each of ImageX and Buyer, enforceable against each of ImageX and Buyer in accordance with its terms, and the Transaction Documents to which ImageX or Buyer is a party, when executed and delivered by ImageX or Buyer (as the case may be), will constitute valid and binding obligations of such party, enforceable against such party in accordance with their respective terms.

6.3   Capitalization

      The authorized capital stock of ImageX consists of Forty-Five Million (45,000,000) shares of common stock, par value $.01 per share ("Common Stock"), of which Three Million One Hundred Thirty-Four Thousand Six Hundred Forty (3,134,640) shares are issued and outstanding as of the Closing, and Ten Million Nine Hundred Sixty-Five Thousand (10,965,000) shares of preferred stock, par value $.01 per share ("Preferred Stock"), of which (a) One Million Five Hundred Thousand (1,500,000) shares are designated as Series A Preferred Stock ("Series A Preferred"), all of which are issued and outstanding, (b) Three Million Five Hundred Thousand (3,500,000) shares are designated as Series B Preferred Stock ("Series B Preferred"), all of which are issued and outstanding, (c) Four Million Forty Thousand (4,040,000) shares are designated as Series C Preferred Stock ("Series C Preferred"), Four Million (4,000,000) of which are issued and outstanding, and (d) One Million Nine Hundred Twenty-Five Thousand (1,925,000) shares are designated as Series D Preferred Stock ("Series D Preferred"), One Million Seven Hundred Eighty-Six Thousand Seven Hundred Fifty (1,786,750) of which are issued and outstanding. All such issued and outstanding shares have been duly authorized and validly issued and are fully paid and nonassessable. ImageX has reserved One Million Five Hundred Thousand (1,500,000) shares of Common Stock for issuance upon conversion of the Series A Preferred, Three Million Five Hundred Thousand (3,500,000) shares of Common Stock for issuance upon conversion of the Series B Preferred, Four Million Forty Thousand (4,040,000) shares of Common Stock for issuance upon conversion of the Series C Preferred and One Million Nine Hundred Twenty-Five Thousand (1,925,000) shares of Common Stock for issuance upon conversion of the Series D Preferred. ImageX has reserved Three Million One Hundred Thousand (3,100,000) shares of Common Stock for issuance to officers, directors, employees, consultants, agents, advisors and independent contractors of ImageX pursuant to ImageX's 1996 Amended and Restated Stock Incentive Compensation Plan (the "Option Plan"), 1,357,150 of which shares have been issued and are outstanding and 1,339,657 of which shares are subject to issuance upon exercise of options that have been granted and are outstanding. ImageX has reserved 2,360,000 shares of Common Stock for issuance upon exercise of warrants, all of which shares are subject to issuance upon exercise of warrants that have been issued and are outstanding as of the Closing. ImageX has reserved 40,000 shares of Series C Preferred for issuance upon exercise of warrants, all of which shares are subject to issuance upon exercise of warrants that have been issued and are outstanding. ImageX has reserved 138,250 shares of Series D Preferred for issuance upon exercise of warrants that have been issued and are outstanding. Other than (a) the shares reserved for issuance described in this paragraph above, (b) the conversion privileges under those certain Convertible Subordinated Promissory Notes, dated January 8, 1999, issued by ImageX to each of Eli Wilner and Barbara A. Brennan in the amounts of $598,742 and $598,744, respectively (the "Convertible Notes"),
(c) the warrants to be issued to each of Eli Wilner and Barbara A. Brennan pursuant to Section 14 of the Convertible Notes, and (d) the rights of certain shareholders of ImageX under that certain Second Amended and Restated Investor Rights Agreement, dated October 1, 1998, among ImageX and the holders of the Series B Preferred, Series C Preferred and Series D Preferred, there are no outstanding rights, options, warrants, preemptive rights, rights of first refusal, conversion privileges or similar rights for the purchase or acquisition from ImageX of any securities of ImageX. As provided in ImageX's Articles of Incorporation, the settlement of a certain litigation matter has caused an immaterial adjustment to the conversion rate of the Series D Preferred such that each share of

Series D Preferred will now convert into 1.006 shares of Common Stock (subject to further adjustment from time to time as provided in the Company's Articles of Incorporation).

      6.4      Valid Issuance of Stock

      The shares of ImageX Stock to be issued pursuant to Section 4.2.2 at Closing will, when issued, be validly issued, fully paid and nonassessable.

      6.5      No Conflict

      The execution, delivery and performance of this Agreement and the Transaction Documents by Buyer and ImageX and the consummation of the transactions contemplated hereby and thereby will not (a) violate, conflict with, or result in any breach of, any provision of Buyer's or ImageX's articles of incorporation or bylaws; or (b) violate, conflict with, result in any breach of, or constitute a default (or an event that, with notice or lapse of time or both, would constitute a default) under any material Contract or Judgment to which ImageX or Buyer is a party or by which it is bound, except that ImageX will need to obtain the consent of its lender, Silicon Valley Bank, prior to Closing; or (c) violate any applicable law, statute, rule, ordinance or regulation of any Governmental Body.

      6.6      Brokerage

      No investment banker, broker or finder will be entitled to any fee or other compensation in connection with the transactions contemplated by this Agreement.

      6.7      Full Disclosure

      ImageX and Buyer have provided Seller and the Shareholder with all the documents which Seller or the Shareholder have requested in writing for deciding whether to acquire the ImageX Stock. Such documents, taken together with this Agreement and all certificates delivered by ImageX or Buyer pursuant to this Agreement do not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made or information delivered, in the light of the circumstances under which they were made, not misleading. However, as to any projections furnished to the Seller or the Shareholders, such projections were prepared in good faith by ImageX and/or Buyer, but ImageX and Buyer make no representation or warranty that any such projections will be achieved.

7.    Certain Covenants

      7.1      Access

            (a) Prior to the Closing Date, Seller shall (i) give ImageX and Buyer and their accounting, legal, business, environmental, engineering, intellectual property and other authorized representatives and advisors full access, during normal business hours, to all Facilities of Seller relating to the Products, the Assets and the Business, (ii) furnish Buyer and ImageX and their authorized representatives and advisors with all documents and information relating to the Products, the Assets and the Business as may be reasonably requested by Buyer or ImageX or their authorized representatives or advisors,
(iii) permit Buyer and ImageX and their authorized representatives and advisors to review all books, records and Contracts relating to the Products, the Assets and the Business as may be reasonably requested by Buyer or ImageX or their authorized representatives and advisors, and make copies thereof, (iv) make available Seller's employees and advisors, including those responsible for the management of the Business, and cause Seller's employees and advisors to furnish Buyer and ImageX and their authorized representatives and advisors with data and other information with respect to the Products, the Assets and the Business as may be reasonably requested, and discuss with Buyer and ImageX and their authorized representatives and advisors the affairs of the Business, (v) facilitate, and accompany Buyer and ImageX and their authorized representatives and advisors on, visits to the customers of the Business for the purpose of assisting Buyer and ImageX in determining whether they will be able, or given the opportunity, to conduct the Business after the Closing with respect to such customers in the manner heretofore conducted by Seller or otherwise to qualify itself or its products or Facilities for the purpose of so conducting the Business, and (vi) fully cooperate with Buyer and ImageX and their authorized representatives and advisors in their investigation and examination of the Products, the Assets and the affairs of the Business. No investigation or receipt of information by or on behalf of any party hereto shall have any effect on, or undermine such party's right to rely on, the representations, warranties and agreements of any other party contained in this Agreement (including without limitation the definitions of Assumed Liabilities and Excluded Liabilities).

            (b) In the event that the Closing under this Agreement shall not occur, Buyer and ImageX on the one hand, and Seller and the Shareholder on the other hand, shall keep confidential and not use or disclose to any other Person any confidential information acquired by any such party (the "Receiving Party") from any other such party (the "Disclosing Party") pursuant to this Section 7.1 or otherwise disclosed in connection with the negotiation of this Agreement, unless the Disclosing Party shall give its written consent to the contrary; provided, however, that the foregoing obligations of confidentiality and of nonuse and nondisclosure shall not apply to any information which (i) at the time of disclosure or use is, or thereafter becomes, available in the public domain through no breach of this Agreement by the Receiving Party; or (ii) was known to, or otherwise in the possession of, the Receiving Party or its Affiliates prior to the receipt of such information from the Disclosing Party and the Receiving Party can bear the burden of proving that it was so known or otherwise possessed; or (iii) is obtained by the Receiving Party from a source other than the Disclosing Party and other than one who would be breaching a commitment of confidentiality to the Disclosing Party by disclosing the information to the Receiving Party and the Receiving Party can bear the burden of proving that it was so obtained; or (iv) is developed by the Receiving Party or their Affiliates independently of the Disclosing Party's confidential information; or (v) is required to be disclosed by the Receiving Party in connection with a pending Claim; and provided further that in the event the Receiving Party becomes required in connection with a pending Claim to disclose any of the information acquired from the Disclosing Party in connection with this Agreement, then the Receiving Party shall provide the Disclosing Party with reasonable notice so that the Receiving Party may seek a court order protecting against or limiting such disclosure or any other appropriate remedy; and in the event such protective order or other remedy is not sought, or is sought but not obtained, the Receiving Party shall furnish only that portion of the information which is required and shall endeavor, at the Disclosing Party's expense, to obtain a protective order or other assurance that the portion of the information furnished by the Receiving Party will be accorded confidential treatment. The obligations of Buyer, ImageX, Seller and the Shareholder set forth in this Section 7.1(b) shall be in effect for a period of five years from the date of this Agreement.

      7.2      Notification of Claims

      From the date of this Agreement to and including the Closing Date, Seller will promptly advise ImageX and Buyer in writing if Seller has notice or knows of the commencement or threat of any claim, litigation or proceeding against or affecting the Business or any ruling, decree or other material development in any claim, action or suit described in Schedule 5.12 or arising after the date hereof.

      7.3      Employees

      Buyer shall offer employment to all employees of Seller as of the Closing Date on terms and conditions no less favorable than the terms and conditions under which such employees were employed by Seller immediately prior to the Closing Date. Schedule 5.13B contains a complete and correct payroll roster of Seller listing all employees of Seller and their rates of pay as of the date hereof.

      7.4      Conduct of Business Prior to Closing

      Except for actions taken with the prior written consent of Buyer, from the date of this Agreement until the Closing Date, Seller shall conduct the Business in the ordinary course consistent with Seller's past practice, Seller shall not, directly or indirectly, take or permit to exist any action or condition specified in Section 5.6 above, and Seller shall:

            (a) use its best efforts to maintain the Business intact, to market, promote, sell and distribute the Products consistently with Seller's past practice, and to preserve the goodwill of the Business and present relationships with the customers and suppliers of the Business and others with whom the Business has business relations;

            (b) maintain the Leased Real Property, Facilities and other improvements and machinery and equipment constituting any of the Assets in good operating condition and repair, ordinary wear and tear excepted;

            (c) meet the contractual obligations of the Business and perform and pay its obligations as they mature in the ordinary course of business;

            (d) make payments and filings required to continue the Intellectual Property and continue to prosecute and maintain all pending applications therefor in all jurisdictions in which such applications are pending;

            (e) comply with all Judgments; all laws, statutes, rules, ordinances and regulations promulgated by any Governmental Body; and all Permits applicable to the conduct of the Business or the ownership or operation of the Assets or the Facilities, and maintain, and prosecute applications for, such Permits and pay all Taxes, assessments and other charges applicable thereto;

            (f) promptly advise Buyer in writing of any material adverse change in the Assets or the conduct, business, operations, properties, condition (financial or otherwise) or prospects of the Business;

            (g) not take any action, or omit to take any action, directly or indirectly, with the intent that Seller's representations and warranties made herein would become inaccurate at the time of such action or omission as if made at and as of such time;

            (h) continue compensation and term of employment presently provided to Seller's officers and principal employees at rates indicated on Schedule 5.13(B), except with knowledge and consent of Buyer; provided, however, that Buyer acknowledges and consents to Seller's extension of its existing Incentive Compensation Plan to all employees of Seller in 1999.

            (i) give notice to Buyer promptly upon becoming aware of any inaccuracy of any of Seller's representations or warranties made herein or in the Schedules to this Agreement or of any event or state of facts the effect of which is that any such representation or warranty is made inaccurate at the time of such event or state of facts as if made at and as of such time (any such notice to describe such inaccuracy, event or state of facts in reasonable detail); and

            (j) give notice to Buyer promptly upon becoming aware of any failure of Seller or the Shareholder to perform any covenant or other obligation required of it or him under this Agreement, or any facts or circumstances that would cause any of the conditions specified in Section 8 to be incapable of, or substantially unlikely to be, fulfilled; and

            (k) not, directly or indirectly, enter into any agreement or commitment with respect to any of the foregoing.

      7.5      Insurance; Loss of or Damage to Assets

            (a) Seller shall maintain, from the period commencing on the date of this Agreement and ending on the Closing Date, the same insurance coverages it maintained prior to the date hereof in respect of the Business and the Assets.

            (b) Seller shall give ImageX and Buyer prompt written notice of (i) any loss, damage or destruction to any of the Assets material to the operations of the Business occurring on or after the date hereof and on or prior to the Closing Date, (ii) the estimated value of the portion of the tangible Assets so lost, damaged or destroyed, and (iii) the estimated cost of repair, replacement or reconstruction thereof. Without regard to the limitations set forth in
Section 12.4, any insurance proceeds paid to Seller in respect of any such loss, damage or destruction shall be paid to Buyer in accordance with Section 2.1.11.

      7.6      Post-Closing Severance Obligations

      Subject to Buyer's compliance with the covenants contained in Section 7.3, Seller shall have sole responsibility for complying with, and shall assume all liabilities and obligations resulting from any noncompliance with, the requirements of the Worker Adjustment and Retraining Notification Act, and any other state, federal or local requirements with respect to any termination of employment caused by a reduction in work force, shutdown, plant closure or other employment termination at or prior to Closing.

      7.7      Covenants to Satisfy Conditions

      Each party shall proceed with all reasonable diligence and use commercially reasonable efforts to satisfy or cause to be satisfied all of the conditions precedent to the other party's obligation to purchase or sell the Assets as set forth in Section 8 or 9, as the case may be, insofar as such matters are within the control of such party; provided, however, that this provision shall not impose upon any party any obligation to incur unreasonable expenses under the circumstances in order to fulfill any condition contained in such sections. With respect to the condition specified in the second sentence of
Section 8.5, Buyer and ImageX shall cooperate in good faith with Seller in connection with any administrative or other similar matters relating to any such Remedial Action (such as, for example only, by providing such reasonable information about Buyer or ImageX as may be reasonably required by any Governmental Body), but shall not be obligated to participate therein, incur any cost with respect thereto, or make any commitments, undertakings or agreements with, or incur any liabilities or obligations to, any Governmental Body. ImageX and Buyer covenant to use their respective reasonable best efforts to obtain the consent of Silicon Valley Bank to the transaction contemplated in this Agreement.

      7.8      Exclusivity

      The Shareholder and Seller shall not, directly or indirectly, through any officer, director, agent or otherwise, solicit, initiate or encourage the submission of any proposal or offer relating to any acquisition or purchase of all or (other than in the ordinary course of business) any portion of the assets of, or any significant equity interest in, Seller or any business combination with Seller or participate in any negotiations regarding, or furnish to any third party any information with respect to, or otherwise cooperate in any way with, or assist or participate in, facilitate or encourage, any effort or attempt by any party to do or seek any of the foregoing. Seller immediately shall cease and cause to be terminated all existing discussions or negotiations with any parties conducted heretofore with respect to any of the foregoing.

      7.9      Environmental Reports

      Buyer and ImageX shall make available to Seller, subject to Section 7.1(b) and 14.1, copies of all written environmental reports relating to the Business or the Facilities that are prepared by or at the direction of Buyer or ImageX prior to the Closing Date.

      7.10     Notices

      From the date of this Agreement until the Closing Date, ImageX or Buyer shall give notice to Seller promptly upon becoming aware of (a) any inaccuracy of any of Buyer's or ImageX's representations or warranties made herein or of any event or state of facts the effect of which is that any such representation or warranty is made inaccurate at the time of such event or state of facts as if made at and as of such time (any such notice to describe such inaccuracy, event or state of facts in reasonable detail), or (b) any failure of ImageX or Buyer to perform any covenant or other obligation required of ImageX or Buyer under this Agreement, or any facts or circumstances that would cause any of the conditions specified in Section 9 to be incapable of, or substantially unlikely to be, fulfilled.

      7.11     Deposit

      If the closing condition set forth in Section 8.8 hereof (Closing of Equity Financing) has not been completed by ImageX on or before March 10, 1999, ImageX shall promptly pay Seller Fifty Thousand Dollars ($50,000) in cash (the "Deposit"). The Deposit shall be credited against the Cash Purchase Price if the Closing occurs. If this Agreement is terminated, the Deposit shall be treated as set forth in Section 13.

      7.12     Rights Relating to ImageX Stock

         7.12.1   Investor Rights Agreement

      With respect to the ImageX Stock, ImageX shall use reasonable good faith efforts to provide the Shareholder with the rights set forth in that certain Second Amended and Restated Investor Rights Agreement, dated October 1, 1998, among ImageX and the investors listed on Exhibit A thereto, as such agreement may be amended or restated from time to time after the date of this Agreement (the "Investor Rights Agreement"). The Shareholder shall agree to be bound by all the terms and conditions set forth in the Investor Rights Agreement that are applicable to an "Investor" in such agreement (as defined therein).

         7.12.2   Co-Sale Agreement

      With respect to the ImageX Stock, ImageX shall use reasonable good faith efforts to provide the Shareholder with all the rights set forth in that certain Third Amended and Restated Co-Sale Agreement, dated November 16, 1998, among ImageX, the individuals listed on Exhibit B thereto and the investors listed on Exhibit A thereto, as such agreement may be amended from time to time after the date of this Agreement (the "Co-Sale Agreement"). The Shareholder shall agree to be bound by all the terms and conditions set forth in the Co-Sale Agreement that are applicable to an "Investor" in such agreement (as defined therein).

         7.12.3   Redemption Rights

      ImageX shall use reasonable good faith efforts to provide redemption rights with respect to the ImageX Stock on terms substantially similar to the redemption rights set forth in ImageX's Amended and Restated Articles of Incorporation as of the date of this Agreement, except that such rights shall be junior to the redemption rights of any other series of ImageX's preferred stock, whether currently existing or hereinafter created (meaning that if the holders of ImageX Stock elect to receive their redemption amount due as of the then applicable redemption date, holders of such other series of ImageX's preferred stock shall be provided notice of such election, and be given the opportunity to elect to receive their respective redemption amounts due as of such redemption date, prior to payment to such holders of ImageX Stock of their redemption amount).

      7.13     Escrow

      After the date hereof and prior to Closing, Seller may attempt to arrange with an escrow agent, who shall be (or shall be affiliated with) a major national bank or trust company or an investment banking firm of national standing and reputation, appropriate changes to the Escrow Agreement that would
(a) permit the investment of no more than one third of the escrow funds in a broad-based, large capitalization equity fund such as a Vanguard S&P 500 index or blue chip fund or other comparable fund, and (b) obligate the Shareholder to make additional deposits into the escrow account to top up the escrow for any losses incurred (calculated based on market value and without regard to whether such losses are realized or not) with respect to the portion of the escrow funds so invested. Such additional deposits shall be required if, as and when such losses exceed $10,000 (in which case such top up deposit shall be made promptly after determination of the amount of such loss in market value). Any such changes must be acceptable to ImageX in its good faith reasonable discretion, consistent with the above goals. In the event that such changes are agreed to by the parties, the Escrow Agreement to be entered into at Closing and attached as an Exhibit hereto will be appropriately revised. In the event that the parties are unable to arrange or agree on such changes prior to Closing, the Escrow Agreement shall not be revised and shall be entered into by the parties at Closing without regard to the provisions of this Section 7.13.

      7.14     Updated Disclosure Schedules

      Notwithstanding any other provision of this Agreement:

      The parties acknowledge that the Schedules to this Agreement referred to herein are not attached hereto as of the date of execution hereof. Within 15 days after the date of this Agreement, Seller shall deliver to Buyer and ImageX proposed Schedules to this Agreement. ImageX and Buyer shall have 15 days to review such proposed Schedules after receipt thereof. In the event that, during such 15-day period, ImageX requests changes in such proposed Schedules, the parties shall cooperate diligently and in good faith to agree on any such changes prior to the expiration of such review period. Notwithstanding the foregoing, ImageX shall have the right to terminate this Agreement, at any time after delivery of any proposed Schedules and prior to the expiration of 24 hours after the end of such 15-day period, if such proposed Schedules are not satisfactory to ImageX in its sole discretion.

      7.15     Legal Opinions

      The parties shall cooperate in good faith and use their reasonable best efforts to agree on the forms of legal opinions to be delivered at Closing by the respective counsel for the parties within 15 days after the date of this Agreement.

8.    Conditions Precedent to Obligations of Buyer and ImageX

      The obligations of Buyer and ImageX with respect to the purchase of the Assets at the Closing shall be subject to the satisfaction at or prior to the Closing of each of the following conditions, any one or more of which may be waived by Buyer and ImageX in writing:

      8.1      No Injunction or Litigation

      As of the Closing Date, there shall not be any Claim or Judgment of any nature or type threatened, pending or made by or before any Governmental Body that questions or challenges the lawfulness of the transactions contemplated by this Agreement or the Transaction Documents under any law or regulation or seeks to delay, restrain or prevent such transactions.

      8.2      Representations, Warranties and Covenants

      The representations and warranties of Seller made in this Agreement, the Transaction Documents and any certificate furnished pursuant hereto or thereto shall be true, complete and correct in all material respects on and as of the Closing Date, except that representations and warranties that by their terms are qualified by materiality shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date (the intent of this sentence being to avoid duplicative materiality qualifications). Seller and the Shareholder shall have performed and complied in all material respects with the covenants and agreements required by this Agreement to be performed and complied with by them on or prior to the Closing Date.

      8.3      No Material Adverse Change

      From the date of this Agreement to the Closing Date, there shall not have occurred any event or series of events (excluding general economic trends and events applicable to all businesses generally) which has had or could reasonably be expected to have, individually or in the aggregate, a material adverse effect on the Assets or the conduct, business, operations, properties, condition (financial or otherwise) or prospects of the Business.

      8.4      Consents and Approvals

      All consents, approvals or authorizations of, or declarations, filings or registrations with, all Governmental Bodies required for the consummation of the transactions contemplated by this Agreement and the Transaction Documents shall have been obtained or made on terms reasonably satisfactory to Buyer and ImageX and shall be in full force and effect. All consents, approvals or authorizations of any other Persons required for the consummation of the transactions contemplated by this Agreement and the Transaction Documents, including, without limitation, all consents of any Persons required for the assignment to Buyer of the Assumed

Contracts and the continuation in effect of such Assumed Contracts following the Closing and such assignment shall have been obtained in form and substance reasonably satisfactory to Buyer and ImageX and shall be in full force and effect. All Permits (including but not limited to all certifications, endorsements and qualifications) required in connection with the conduct by Buyer of the Business following the Closing in the manner heretofore conducted by Seller shall have been obtained to the reasonable satisfaction of Buyer and ImageX and shall be in full force and effect (subject to Section 7.7).

      8.5      Compliance with Laws

      The consummation of the transactions contemplated by this Agreement shall not be prohibited by any statute, rule, regulation or other legal authority. Any actions or other compliance required of Seller or with respect to the Assets, the Facilities or the Leased Real Property under any such statute, rule, regulation or other legal authority prior to or as a condition to the consummation of the transactions contemplated hereby (including without limitation Remedial Action) shall have been completed by or on behalf of Seller as and when required by any such statute, rule, regulation or authority.

      8.6      Delivery of Documents

      Seller and/or the Shareholder, as the case may be, shall have delivered the following documents, agreements and supporting papers to Buyer and ImageX at the Closing, and the delivery of each shall be a condition to Buyer's and ImageX's performance of its obligations to be performed at the Closing:

            (a)   an executed Bill of Sale;

            (b) a counterpart of the Assignment and Assumption Agreement executed by Seller;

            (c) Lease Assignment and Assumption duly executed by all parties thereto (other than Buyer);

            (d) executed Employment Agreement between Buyer and the Shareholder in substantially the form attached hereto as Exhibit 8.6(d);

            (e) executed counterparts of one or more Assignments of Trademarks in customary form covering each of the trademarks described in Schedule 2.1.5;

            (f) executed counterparts of one or more Assignments of Copyrights in customary form covering each of the copyrights described in Schedule 2.1.5;

            (g) any and all certificates of title relating to Personal Property included within the Assets;

            (h) Originals of all the consents, approvals, authorizations and Permits assignable by Seller referenced in Section 8.4;

            (i) executed counterpart of the Escrow Agreement signed by Seller and the Shareholder;

            (j) an investment letter in substantially the form attached hereto as Exhibit 8.6(j), executed by each Person to whom any portion of the ImageX Stock will be issued pursuant to Section 4.2.2 of this Agreement;

            (k) a certificate of the President of Seller in form and substance reasonably satisfactory to Buyer and ImageX, dated the Closing Date, certifying that all the conditions set forth in Sections 8.1, 8.2, 8.3, and 8.4 have been fulfilled;

            (l) a certificate of the Secretary of Seller in form and substance reasonably satisfactory to Buyer and ImageX, dated the Closing Date, as to the authenticity and effectiveness of the actions of the Board of Directors and shareholders of Seller authorizing the transactions contemplated by this Agreement, and as to Seller's charter documents and such other documents as are reasonably specified by ImageX's counsel;

            (m) such documentation and signature pages from the Shareholder as may be reasonably required by ImageX in order to evidence the agreement of the Shareholder to be bound by the terms of the agreements granting the rights referred to in Section 7.12 above; and

            (n) all releases and other documents as may be necessary to effectuate the satisfaction and release of the Encumbrances referred to in
Schedule 5.8(b), all to the reasonable satisfaction of ImageX.

      8.7      Legal Opinion

      Seller shall have delivered to Buyer and ImageX the opinion of Seller's counsel; Miller, Nash Wiener, Hager & Carlsen LLP; dated the Closing Date, in form and substance acceptable to Buyer and ImageX in their reasonable discretion.

      8.8      Financing

      ImageX shall have closed an equity financing transaction, with proceeds of at least Fifteen Million Dollars ($15,000,000), on terms satisfactory to ImageX in its sole discretion.

      8.9      Securities Law Exemption

      ImageX shall be satisfied in its reasonable discretion that the issuance of the Stock Component as contemplated in Section 4.2.2 above is exempt from the registration and qualification requirements of federal and applicable state securities laws; provided, however, that if ImageX is unable in good faith to satisfy itself that the issuance of 80% of the Stock Component to the Shareholder and the remaining 20% thereof to Veber Partners, LLC, both such issuances being at the direction of Seller hereunder, are exempt from such requirements, then Section 4.2.2 above shall be deemed to be revised to provide that the Stock Component shall be issued instead to Seller (subject to Seller providing an investment letter in the form referred to in Section 8.6(j) above and to the accuracy of the representations and warranties of Seller therein set forth), and the condition in this paragraph shall be deemed to be modified to provide that ImageX must be satisfied in its reasonable discretion that Seller is an "accredited investor" under the federal securities laws and that such status is sufficient to qualify for an exemption from the registration or qualification requirements of the Oregon securities laws. Should this condition become incapable of being satisfied prior to Closing, Seller may elect to receive in cash the amount specified in Section 3.1.2, whereupon this condition shall be deemed satisfied.

9.    Conditions Precedent to Obligations of Seller and the Shareholder

      The obligations of Seller and the Shareholder with respect to the sale of the Assets to Buyer at the Closing shall be subject to the satisfaction at or prior to the Closing of each of the following conditions, any one or more of which may be waived by Seller and the Shareholder:

      9.1      No Injunction or Litigation

      As of the Closing Date, there shall not be any Claim or Judgment of any nature or type threatened, pending or made by or before any Governmental Body that questions or challenges the lawfulness of the transactions contemplated by this Agreement or the Transaction Documents under any law or regulation or seeks to delay, restrain or prevent such transactions.

      9.2      Representations, Warranties and Covenants

      The representations and warranties of Buyer and ImageX made in this Agreement or in the Transaction Documents or any certificate furnished pursuant hereto or thereto shall be true, complete and correct in all material respects on and as of the Closing Date, except that representations and warranties that by their terms are qualified by materiality shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date (the intent of this sentence being to avoid duplicative materiality qualifications); provided, however that the representations and warranties made in Section 6.3 of this Agreement need only be true as of the date hereof. Buyer and ImageX shall have performed and complied in all material respects with the covenants and agreements required by this Agreement to be performed and complied with by them on or prior to the Closing Date.

      9.3      Delivery of Documents

      ImageX and/or Buyer, as the case may be, shall have delivered the following documents, agreements and supporting papers to Seller and the Shareholder at the Closing, and the delivery of each shall be a condition to Seller's and the Shareholder's performance of their obligations to be performed at the Closing:

            (a) a counterpart of the Assignment and Assumption Agreement executed by Buyer;

            (b) Lease Assignment and Assumption duly executed by all parties thereto (other than Seller);

            (c) executed Employment Agreement between Buyer and the Shareholder;

            (d) executed counterparts of the Escrow Agreement signed by Buyer and ImageX;

            (e) a stock certificate or certificates representing the Stock Component;

            (f) a certificate of an officer of ImageX and an officer of Buyer in form and substance reasonably satisfactory to Seller and the Shareholder, dated the Closing Date, certifying that all the conditions set forth in Sections 9.1,
9.2 and 9.6 have been fulfilled and, in the case of ImageX, setting forth the capitalization of ImageX as of the Closing Date.

      9.4      Legal Opinion

      Buyer shall have delivered to Seller and the Shareholder the opinion of ImageX's counsel, Perkins Coie LLP, dated the Closing Date, in form and substance acceptable to Seller and the Shareholder in their reasonable discretion.

      9.5      Compliance with Laws

      The consummation of the transactions contemplated by this Agreement shall not be prohibited by any statute, rule, regulation or other legal authority.

      9.6      No Material Adverse Change

      From the date of this Agreement to the Closing Date, there shall not have occurred any event or series of events (excluding general economic trends and events applicable to all businesses generally) which has had or could reasonably be expected to have, individually or in the aggregate, a material adverse effect on the conduct, business, operations, properties, condition (financial or otherwise) or prospects of ImageX.

      9.7      Stock Rights

      ImageX shall have caused its Amended and Restated Investor Rights Agreement and Amended and Restated Co-Sale Agreement to be further amended to the extent necessary to add the Person or Persons to whom the ImageX Stock is being issued pursuant to this Agreement to such agreements as parties thereto with all the rights of "Investors" thereunder, subject only to such Person or Persons having executed counterpart signature pages to such agreements agreeing to be bound by the terms thereof, and the ImageX Stock to be issued hereunder shall validly carry the redemption rights set forth in Section 7.12 hereof, subject only to issuance thereof at Closing.

      9.8      Catastrophic Loss

      There shall not have occurred after the date hereof and prior to Closing any loss, damage or destruction of more than fifty percent (50%) of the value of the Assets determined in accordance with Section 3.3, in which event Seller shall provide written notice to ImageX and Buyer immediately following the occurrence of such loss, damage or destruction of Seller's determination not to close hereunder by virtue of this Section 9.8 ("Seller's Casualty Notice"). Notwithstanding delivery of Seller's Casualty Notice hereunder, Seller shall proceed to Closing upon receipt from Buyer (provided within ten (10) days following delivery of Seller's Casualty Notice) of (i) notice from Buyer ("Buyer's Closing Notice") of its election to proceed to Closing; and (ii) an assignment from Buyer to Seller, in form reasonably satisfactory to Seller, of the right to receive all Excess Insurance Proceeds, as hereinafter defined, payable in connection with such loss, damage or destruction. As used herein, "Excess Insurance Proceeds" shall mean and refer to any insurance proceeds (net of costs of collection) paid or payable by the insurer(s) of Seller that are in excess of the portion of the Purchase Price allocable to lost, damaged or destroyed Assets. By way of illustration, if sixty percent (60%) of the Assets, measured by value as provided in Section 3.3, were lost, damaged or destroyed prior to Closing and the insurers agreed to pay net proceeds in excess of three million dollars ($3,000,000) arising therefrom, following timely issuance of Seller's Casualty Notice and Buyer's Closing Notice as herein provided, Closing would occur upon assignment to Seller of all insurance proceeds paid or payable in excess of three million dollars ($3,000,000).

10.   Certain Post-Closing Covenants

      10.1     Books and Records

      Not later than 15 days after the Closing Date, Seller shall deliver to Buyer (a) all of the technical information and data and other intellectual property rights to be transferred hereunder (including all of the Assets referenced in Section 2.1.5) which have been reduced to writing, (b) all of the original Assumed Contracts referenced in Section 2.1.7, (c) all of the books and records referenced in Section 2.1.9, and (d) all of Seller's information and materials referenced in Section 2.1.10.

      10.2     Product Orders

      Seller shall promptly forward to Buyer all orders for Products, and other inquiries from customers or prospective customers in regard to the supply of Products, that are received by Seller within two years after the Closing Date.

      10.3     Post-Closing Cooperation

      After the Closing Date, each party shall provide the other party with such reasonable assistance (without charge) as may be requested by the other party in connection with any Claim or audit of any kind or nature whatsoever or the preparation of any response, demand, inquiry, filing, disclosure or the like (including, but not limited to, any Tax Return) relating to the Products, the Assets or the Business. Such assistance shall include, but not be limited to, permitting the party requesting assistance to have reasonable access to the employees, books and records of the other party.

      10.4     Withholding

      Seller acknowledges and agrees that the Assets will include all of Seller's records (including, but not limited to, Forms W-4 and Employee Withholding Allowance Certificates) relating to withholding and payment of income and employment taxes (federal, state, and local) and FICA taxes with respect to wages paid by Seller during 1998 and 1999 to employees of the

Business who are hired by Buyer ("Acquired Employees") at or after the Closing. Buyer agrees to provide Acquired Employees with Forms W-2, Wage and Tax Statements for 1999 setting forth the wages and taxes withheld with respect to such employees for 1999 by Seller and Buyer, as predecessor and successor employers, respectively. Seller and Buyer also agree to comply with the reporting requirements set forth in Section 5 (Alternate Procedure) of Revenue Procedure 96-60 to implement this Section, including without limitation the requirement that Seller remains responsible for Form W-2 reporting for its employees other than the Acquired Employees. The parties shall also shall use similar procedures and make similar elections under state or local tax laws.

      10.5     Covenants Not to Compete

         10.5.1   Covenants

      In consideration of Buyer and ImageX entering into this Agreement at the request of the Shareholder, and for the purpose of protecting Buyer and ImageX in respect of the goodwill of the Business, the Shareholder covenants and agrees as follows:

            (a) During the eighteen (18) month period commencing on the Closing Date (the "Noncompetition Period"), the Shareholder will not, directly or indirectly, be employed by, consult with or otherwise perform services for, own, manage, operate, join, control or participate in the ownership, management, operation or control of, or otherwise be connected with or related to, in any manner, directly or indirectly, any Competitor (as defined below), unless released from such obligation in writing by Buyer's Board of Directors. A "Competitor" consists of any entity that produces, markets, distributes or otherwise derives benefit from the production, marketing or distribution of products or services that compete with products or services then produced, marketed or distributed by Buyer (excluding any such products or services that are wholly unrelated to the Shareholder's responsibilities with Buyer and as to which he possesses no material confidential or proprietary information of Buyer), or any entity that is preparing to market or is developing products that will be in competition with the products or services then produced, marketed or distributed or being developed by Buyer (excluding any such products or services that are wholly unrelated to the Shareholder's responsibilities with Buyer and as to which he possesses no material confidential or proprietary information of Buyer), anywhere in North America. Without limiting the generality of the foregoing, the Shareholder shall be deemed to be related to or connected with a Competitor if, among other things, such Competitor is (a) a partnership in which he is a general or limited partner or employee, (b) a corporation or association of which he is a shareholder, officer, employee or director, (c) a limited liability company in which he is a member or employee, or (d) a partnership, corporation, limited liability company or association of which he is a member, consultant or agent; provided, however, that nothing herein will prevent the purchase or ownership by the Shareholder of shares of a Competitor that constitute less than 1% of the outstanding equity securities of a publicly or privately held corporation, if the Shareholder has no other relationship with such corporation.

            (b) During the the Noncompetition Period and in the geographical area described in Section 10.5.1(a) above, the Shareholder will not (a) directly or indirectly solicit, influence or entice, or attempt to solicit, influence or entice, any employee, consultant or third-party contractor of Buyer to cease his or her relationship with Buyer or (b) solicit, influence, entice or in any way divert any customer, distributor, partner, joint venturer or supplier of Buyer from continuing to do business with Buyer at historic or previously planned or intended levels.

            (c) The Shareholder shall not disclose any concept, design, process, technology, trade secret, customer list, plan, embodiment or invention, any other Intellectual Property or any other confidential information, whether patentable or not, of Buyer of which the Shareholder becomes informed or aware during the eighteen-month period commencing on the Closing Date, whether or not developed by the Shareholder; provided, however, that the foregoing obligations of confidentiality and nondisclosure shall not apply to any information which
(i) at the time of disclosure or use is, or thereafter becomes, available in the public domain through no breach of this Agreement by the Shareholder; or (ii) is obtained by the Shareholder from a source other than Buyer and other than one who would be breaching a commitment of confidentiality to Buyer by disclosing the information to the Shareholder and the Shareholder can bear the burden of proving that it was so obtained; or (iii) is developed by the Shareholder independently of Buyer's confidential information; or (v) is required by law to be disclosed by the Shareholder, provided that written notice is delivered to Buyer prior to any such disclosure to afford Buyer a reasonable opportunity to object to such disclosure.

            (d) Notwithstanding any other provision of paragraphs (a) and (b) above, any waiver of the comparable provisions of the Employment Agreement which would shorten the time period referred to above shall be deemed to be effective to modify this Section 10.5 to the extent that, without such modification, the effect of this Section would be to impose a time period longer than that imposed or purported to be imposed as a result of such waiver.

            (e) The parties acknowledge that they intend the Buyer and ImageX to have the benefit of the noncompetition, nonsolicitation and nondisclosure provisions set forth in the Employment Agreement, and that this Section 10.5 is not intended to impose additional restrictions above and beyond those contemplated in the Employment Agreement, unless Buyer is unable to fully enforce such provisions in the Employment Agreement, in which case the provisions of this Section 10.5 shall provide an alternative means of enforcing comparable rights against the Shareholder for the period specified herein, provided that upon termination of the Shareholder's employment prior to expiration of the Noncompetition Period for any reason other than death or total disability of the Shareholder (as those terms are defined in the Employment Agreement), the Shareholder shall be paid an amount equal to the product of (i) $4,166.67 and (ii) the number of months then remaining in the Noncompetition Period (pro-rated for any partial months), unless the provisions of this Section
10.5.1 are waived in writing by Buyer prior to the effective date of termination of the Shareholder's employment, in which case no payments shall be owing hereunder. The parties agree that it is fair and reasonable for the Buyer and ImageX to have the protections contemplated by this Section and by the Employment Agreement, and they agree to cooperate and to take such steps (without additional cost or liability) as may be reasonably necessary in order to ensure that Buyer and ImageX are able to enjoy the benefits of such provisions, whether pursuant to the Employment Agreement or this Agreement.

         10.5.2   Definition of Buyer

      For purposes of this Section 10.5, "Buyer" shall include (in addition to Keystone Acquisition Corp.) Seller and all other current and future entities controlling, controlled by or under common control with Keystone Acquisition Corp.

      10.6     Employee Benefits Plan

      To the extent it has not already done so, Seller will amend the Fine Arts Graphics Employees' 401(k)/Profit Sharing Plan and Trust (the "401(k) Plan") within the applicable remedial amendment period necessary to comply with the Uruguay Round Agreement Act and the General Agreement on Tariffs and Trade, the Uniformed Services Employment and Reemployment Rights Act of 1994, the Small Business Job Protection Act of 1996, the Taxpayer Relief Act of 1997 and any other changes in the laws applicable to the 401(k) Plan that become effective with respect to the 401(k) Plan on or before the Closing Date or the end of the second calendar year following the Closing Date. Seller will apply for a favorable determination letter with respect to such amendments within such remedial amendment period, will take all steps and adopt all other amendments as the IRS may require as a condition to issuing a favorable determination letter on the 401(k) Plan with respect to such amendments and will notify Buyer upon receipt of such favorable determination letter.

11.   Taxes and Costs; Apportionments

      11.1     Transfer Taxes

      Seller shall be responsible for the payment of all transfer, sales and use and documentary taxes, filing and recordation fees and similar charges relating to the sale or transfer of the Assets hereunder. Buyer shall furnish Seller with any necessary certificates of Tax exemption.

      11.2     Transaction Costs

      Each party shall be responsible for its own costs and expenses incurred in connection with the preparation, negotiation and delivery of this Agreement and the Transaction Documents, including but not limited to attorneys', accountants' and investment bankers' fees and expenses.

      11.3     Apportionments

      Any and all real property taxes, personal property Taxes, assessments, lease rentals, fuel, and other charges applicable to the Assets will be pro-rated to the Closing Date, and such Taxes and other charges shall be allocated between the parties by adjustment at the Closing, or as soon thereafter as the parties may agree. All such Taxes shall be allocated on the basis of the fiscal year of the tax jurisdiction in question.

12.   Survival and Indemnification

      12.1     Survival

      All representations and warranties of Seller, Buyer and ImageX contained in this Agreement or in the Transaction Documents or in any certificate delivered pursuant hereto or thereto shall survive the Closing to the following extent, and shall not be deemed waived or otherwise affected by any investigation made or any knowledge acquired with respect thereto:

            (a) The representations and warranties of Seller in Section 5.2 (Authority; Authorization; Enforceability) and the representations and warranties of Buyer and ImageX in Section 6.2 (Authority; Authorization; Enforceability) shall survive for a period of five years.

            (b) The representations and warranties of Seller in Section 5.7 (Taxes), 5.10 (Environmental and Safety Matters) and 5.21 (Employee Benefit Plans) shall survive for the longer of (i) five years and (ii) until 30 days after the expiration of the applicable statute of limitations periods for the matters addressed in each such representation and warranty.

            (c) All other representations and warranties of Seller, Buyer and ImageX, as the case may be, shall survive until 30 days after the receipt by ImageX of the final report of its independent auditors with respect to their audit of the financial statements and operations of ImageX and Buyer for the year ended December 31, 1999, but in no event later than June 30, 2000.

      The covenants and agreements of Seller, the Shareholder, Buyer and ImageX contained in this Agreement and in the Transaction Documents shall survive the Closing and shall continue until all obligations with respect thereto shall have been performed or satisfied or shall have been terminated in accordance with their terms.

      12.2     Indemnification by Seller and the Shareholder

      From and after the Closing Date, subject to the limitations set forth in
Section 12.4, Seller and the Shareholder, jointly and severally, shall indemnify and hold Buyer and ImageX and their respective Affiliates harmless from and against, and shall reimburse Buyer and ImageX and their respective Affiliates for, any and all Losses arising out of or in connection with:

            (a) any inaccuracy in any representation or warranty made by Seller or the Shareholder in this Agreement or in the Transaction Documents or in any certificate delivered pursuant hereto or thereto;

            (b) any failure by Seller or the Shareholder to perform or comply with any covenant or agreement required of it or him in this Agreement;

            (c) any Claim by any Person or entity for brokerage or finders' fees or commissions or similar payments based upon any agreement or understanding alleged to have been made by such Person or entity directly or indirectly with the Shareholder or Seller or any of their officers, directors or employees in connection with any of the transactions contemplated by this Agreement;

            (d) except as and to the extent expressly provided in Sections 2.3(d) and 2.3(e) hereof, and exclusive of matters arising under any Environmental and Safety Law, the conduct of the Business, the ownership or operation of the Assets or the Facilities or the sale of the Products on or prior to the Closing Date;

            (e) (i) the manufacture, generation, processing, distribution, use, treatment, handling, storage, transport, disposal, release or abandoning of any Hazardous Materials by Seller or by any Third Party; (ii) the manufacture, generation, processing, distribution, use, treatment, handling, storage, transport, disposal, release or abandoning of any Hazardous Materials by any Person (including without limitation any previous owner or operator of the Leased Real Property) on, at, under or from the Assets, the Facilities, the Leased Real Property, or any other properties currently or previously owned, leased, subleased or used by Seller, at any time on or prior to the Closing Date; (iii) the presence at or at any time prior to the Closing Date of Hazardous Materials (from whatever source) on, at or under the Assets, the Facilities or the Leased Real Property as a result of a release or disposal thereof by any Person at any time prior to the Closing Date; or (iv) the violation of any Environmental and Safety Law by Seller or by any Third Party on or prior to the Closing Date; any Losses referenced in this Section 12.2(e) may include any Losses (including, but not limited to, any costs, liabilities or obligations relating to contractors or consultants' fees, or negotiations, administration, oversight, operation, maintenance or capital expenditures) directly attributable to any Remedial Action which is required to be performed in connection with any Claim brought by any Governmental Body or any other third Person (including, but not limited to, any enforcement action or any action under any Environmental and Safety Law); provided, however that this paragraph shall be subject in its entirety to the provisions of Section 12.4(e); or

            (f) any Excluded Liabilities or any Claim relating to any of the Excluded Liabilities or Excluded Assets.

      12.3     Indemnification by Buyer and ImageX

      From and after the Closing Date, subject to the limitations set forth in
Section 12.4, Buyer and ImageX, jointly and severally, shall indemnify and hold harmless the Shareholder and Seller and their respective Affiliates from and against, and shall reimburse the Shareholder and Seller and their respective Affiliates for, any and all Losses arising out of or in connection with:

            (a) any inaccuracy in any representation or warranty made by Buyer or ImageX in this Agreement or in the Transaction Documents or in any certificate delivered pursuant hereto or thereto;

            (b) any failure by Buyer or ImageX to perform or comply with any covenant or agreement required of it in this Agreement;

            (c) any Claim by any Person or entity for brokerage or finders' fees or commissions or similar payments based upon any agreement or understanding alleged to have been made by such Person or entity directly or indirectly with ImageX or Buyer or any of its officers, directors or employees in connection with any of the transactions contemplated by the Agreement;

            (d) the conduct of the Business, the ownership or operation of the Assets or the Facilities or the sale of the Products (i) from and after the Closing Date, exclusive of matters arising under any Environmental and Safety Law, and (ii) on and prior to the Closing Date to the extent, and only to the extent, provided in Sections 2.3(d) and 2.3(e) above;

            (e) (i) the manufacture, generation, processing, distribution, use, treatment, handling, storage, transport, disposal, release or abandoning of any Hazardous Materials by any Person on, at, under or from the Assets, the Facilities, or the Leased Real Property after the Closing Date; (ii) the presence at any time after the Closing Date of Hazardous Materials (from whatever source) on, at or under the Assets, the Facilities or the Leased Real Property as a result of a release or disposal thereof by any Person at any time before or after the Closing Date (except Hazardous Materials covered by clause
(iii) of Section 12.2(e) above, as supplemented by Section 12.4(e) below); or
(iii) any violation by Buyer or ImageX of any Environmental and Safety Law from and after the Closing Date; provided, however that this paragraph shall be subject in its entirety to the provisions of Section 12.4(e).

            (f) any Assumed Liabilities or any Claim relating to any of the Assumed Liabilities.

      12.4     Limitations

            (a) Notwithstanding any other provision of this Agreement, except as provided in paragraph (d) below, no Person shall be entitled to receive any indemnification hereunder with respect to Claims for indemnification made under
Section 12.2 or 12.3, as the case may be, unless and until the aggregate amount of Losses in respect of Claims for which such Person and its Affiliates would otherwise be entitled to receive indemnification exceeds one hundred thousand dollars ($100,000) (the "Claims Threshold"); provided, however, that once such aggregate Losses exceed the Claims Threshold, such Person and its Affiliates shall be entitled to receive indemnification for the aggregate amount of all such Losses, less Fifty Thousand Dollars ($50,000), without regard to the Claims Threshold.

            (b) Notwithstanding any other provision of this Agreement, in no event will Seller and the Shareholder, on the one hand, or Buyer and ImageX, on the other hand, be required to make indemnification payments in respect of Claims under Section 12.2 or 12.3 above in excess of One Million Seven Hundred Fifty Thousand Dollars ($1,750,000).

            (c) None of the parties or their Affiliates shall be entitled to assert any right of indemnification with respect to any Claim of which such party or its Affiliates shall not have given written notice to the other parties on or prior to the end of the applicable survival period (if any) set forth in
Section 12.1 above, except that if such party or its Affiliates shall have given written notice of any Claim to the other parties on or prior to the end of such survival period, then they shall continue to have the right to be indemnified with respect to such pending Claim, notwithstanding the expiration of such survival period.

            (d) Notwithstanding any other provision of this Agreement, in no event shall the Claims Threshold apply to any Claim based on a violation of
Section 5.15 (Accounts and Other Receivables) or 5.16 (Inventory) of this Agreement.

            (e) The parties agree that, for purposes of defining the respective parties' rights to indemnification under Sections 12.2(e) and 12.3(e) above with respect to Hazardous Materials that have been released by a Person (other than Seller, the Shareholder, any Third Person, Buyer or ImageX) at a site other than the Assets, Facilities or Leased Real Property and that migrate or have migrated on, to or under the Assets, Facilities or Leased Real Property from such other location, Section 12.2(e) shall cover any such contamination to the extent that any amount of such released Hazardous Materials from the same event of contamination shall have arrived on, at or under the Assets, Facilities or Leased Real Property on or prior to the Closing Date, and Section 12.3(e) shall cover any such contamination to the extent that all of such released Hazardous Materials from such event of contamination arrive on, at or under the Assets, Facilities or Leased Real Property after the Closing Date (meaning no such released Hazardous Materials from such event of contamination arrived on, at or under the Assets, Facilities or Leased Real Property on or prior to the Closing
Date).

      12.5     Procedure

            (a) Any party hereto or any of its Affiliates seeking indemnification hereunder (in this context, the "indemnified party") shall notify the other party (in this context, the "indemnifying party") in writing reasonably promptly after the assertion against the indemnified party of any Claim by a third party (a "Third-Party Claim") in respect of which the indemnified party intends to base a Claim for indemnification hereunder, but the failure or delay so to notify the indemnifying party shall not relieve it of any obligation or liability that it may have to the indemnified party except to the extent (and only to the extent) that the indemnifying party demonstrates that its ability to defend or resolve such Third Party-Claim is materially and adversely affected thereby.

            (b) (i) The indemnifying party shall have the right, upon written notice given to the indemnified party within 60 days after receipt of the notice from the indemnified party of any Third-Party Claim, to assume the defense or handling of such Third-Party Claim, at the indemnifying party's sole expense, in which case the provisions of Section 12.5(b)(ii) below shall govern.

                (ii) Upon assuming the defense or handling of a Third Party Claim, the indemnifying party shall select counsel reasonably acceptable to the indemnified party, and the indemnifying party shall defend or handle such Third Party Claim in consultation with the indemnified party, and shall keep the indemnified party timely apprised of the status of such Third-Party Claim, and shall not, without the prior written consent of the indemnified party, directly or indirectly assume any position or take any action that would impose any obligation of any kind on, or restrict the actions of, the indemnified party. The indemnifying party shall not, without the prior written consent of the indemnified party, which consent shall not be unreasonably withheld, agree to a settlement of any Third-Party Claim unless such settlement includes a full and complete release of the indemnified party in form and substance satisfactory to the indemnified party in its reasonable discretion. The indemnified party shall cooperate with the indemnifying party and shall be entitled to participate in the defense or handling of such Third-Party Claim with its own counsel and at its own expense (but control of the litigation will remain with the indemnifying party). Notwithstanding the foregoing, in the event the indemnifying party fails to conduct the defense or handling of any Third-Party Claim in good faith after having assumed such defense or handling, then the provisions of Section 12.5(c)(ii) below shall govern.

            (c) (i) If the indemnifying party does not give written notice to the indemnified party, within 60 days after receipt of the notice from the indemnified party of any Third-Party Claim, of the indemnifying party's election to assume the defense or handling of such Third-Party Claim, the provisions of
Section 12(c)(ii) below shall govern.

                  (ii) The indemnified party may, at the indemnifying party's expense, select counsel in connection with conducting the defense or handling of such Third-Party Claim and defend or handle such Third-Party Claim in such manner as it may deem appropriate; provided, however, that the indemnified party shall keep the indemnifying party timely apprised of the status of such Third-Party Claim and shall not settle such Third-Party Claim without the prior written consent of the indemnifying party, which consent shall not be unreasonably withheld. If the indemnified party defends or handles such Third-Party Claim, the indemnifying party shall cooperate with the indemnified party and at any time, upon 10 business days' prior written notice to the indemnified party, shall be entitled to take over and assume control of the defense or handling of such Third Party Claim.

            (d) If the indemnified party intends to seek indemnification hereunder, other than for a Third-Party Claim, then (subject to the provisions of Section 12.1 above) it shall notify the indemnifying party in writing within six months after its discovery of facts upon which it intends to base its Claim for indemnification hereunder, but the failure or delay so to notify the indemnifying party shall not relieve the indemnifying party of any obligation or liability that the indemnifying party may have to the indemnified party except to the extent that the indemnifying party demonstrates that the indemnifying party's ability to defend or resolve such Claim is materially and adversely affected thereby.

            (e) To the extent the Third Party Claim arises under either Section 12.2(e) or Section 12.3(e) (an "Environmental Third Party Claim"), the provisions of this subsection (e) shall supplement the foregoing provisions of this Section 12.5:

                  (i) The party assuming the defense or handling of an Environmental Third Party Claim in accordance with the provisions of Section
12.5 (including the provisions of Section 12.5(c)(ii) above) (A) shall control and select the entity to conduct any Remedial Action and the manner in which such Remedial Action will be conducted; (B) shall be authorized to take any and all action at the Facilities or Leased Real Property necessary or appropriate to the Remedial Action; and (C) shall be the sole authority and contact, as between the parties, with all federal, state and local governmental agencies or instrumentalities and all private entities for purposes of decision-making, information gathering, contracting and any necessary negotiations related to the Remedial Action; provided, however, that the party assuming such defense or handling shall keep the other party informed of the status of such Remedial Action and, if in connection with any such Remedial Action the indemnified party could reasonably be expected to have any exposure for which indemnification would not be available from the indemnifying party under this Agreement, then the decision-making, information gathering, contracting and negotiating (to the extent of such excess exposure) shall be done jointly by Seller and ImageX.

                  (ii) No Remedial Action will be required to be undertaken by a party hereto unless and until such Remedial Action is required by (A) a Governmental Body, or (B) pursuant to mandatory court order issued at the request or upon application of a Person not a party or Affiliate of a party to this Agreement;

                  (iii) Any remediation undertaken as contemplated by this Agreement will be deemed to be satisfactorily completed upon issuance by the appropriate Governmental Body of a "No Further Action" letter or a similar administrative pronouncement that no further Remedial Action is required by the party undertaking such Remedial Action; provided, however, that this paragraph shall not affect any rights of any party hereto in the event that additional remediation is subsequently required by a Governmental Body;

                  (iv) Each party shall have such access to the Facilities and the Leased Real Property as reasonably shall be necessary to investigate and/or undertake any Remedial Action and/or as necessary to secure and protect the rights of such party hereunder; and

                  (v) Nothing in this Section 12.5(e) is intended to or is to be construed to waive the rights of any party to seek contribution from Persons other than the parties or their Affiliates. To the extent that any rights or Claims now held by Seller or Shareholder against any Persons other than Buyer or ImageX or their Affiliates might be construed to pass with title or possession to Buyer at Closing, Buyer shall use commercially reasonable efforts to cooperate with Seller (at no cost, expense, liability or obligation of any kind to Buyer or ImageX or their Affiliates) to enable Seller to enforce such rights against such other Persons.

      12.6     Access to Escrow Amount and Working Capital Holdback

      Any liability of Seller and the Shareholder for indemnification under this
Section 12 shall (subject to the limitations in Section 12.4) be satisfied, first, from the Escrow Amount and, second, to the extent the Escrow Amount is insufficient to satisfy any such liability, from the other assets of Seller and the Shareholder; provided, however, that Claim based on Section 5.15 (Accounts and Other Receivables) or 5.16 (Inventory) hereof or any Claim based on Section
2.4.8 (Claims and Adjustments) hereof, may in Buyer's discretion, be satisfied by offsetting some or all of such claims against the Working Capital Holdback (to the extent thereof) in accordance with Section 3.2(b) and seeking indemnification under this Section 12 for any unsatisfied portion of such Claim; provided, however, that nothing contained in this sentence shall affect Seller's right to dispute any such Claim as provided in this Agreement.

      12.7     Exclusive Remedies

      Except for specific performance or other equitable relief with respect to
Section 10.5 of this Agreement, and with respect to claims based on fraud in the inducement, after the Closing, the indemnification remedy set forth under this Section 12 (and the offset provision in Section 3.2(b)) shall be the sole and exclusive remedies of the parties with respect to the enforcement of the provisions of this Agreement. Prior to the Closing, each party hereto shall have available to it all remedies provided by law or in equity in the event of any breach of or noncompliance with this Agreement by any other party hereto, including without limitation the remedies described in Section 12.8 below.

      12.8     Specific Performance

      Each of the parties acknowledges and agrees that the other parties hereto would be damaged irreparably in the event that, prior to the Closing (and after the Closing with respect to claims under Section 10.5 above), any of the provisions of this Agreement are not performed in accordance with their specific terms or otherwise are breached. Accordingly, each of the parties hereto agrees that the other parties hereto shall be entitled, prior to the Closing (or after Closing, with respect to Section 10.5), to an injunction to prevent breaches of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof in any court of competent jurisdiction, in addition to any other remedy to which they may be entitled at law or in equity. In any such action specifically to enforce any provision of this Agreement, each party hereby waives any claim or defense therein that an adequate remedy at law or in damages exists.

13.   Termination

      13.1     Termination

      This Agreement may be terminated before the Closing:

            (a) by Seller, by giving written notice to ImageX at any time, if Buyer or ImageX has materially breached any representation, warranty, covenant or other provision contained in this Agreement which breach cannot be cured prior to Closing;

            (b) by ImageX, by giving written notice to Seller at any time, if Seller or the Shareholder has materially breached any representation, warranty, covenant or agreement contained in this Agreement which breach cannot be cured prior to Closing;

            (c) by any party, by giving written notice to the other parties at any time, if any condition to the obligations of the terminating party becomes incapable of being satisfied at or prior to Closing;

            (d)   by mutual written agreement of Seller and ImageX;

            (e) by Seller or ImageX, by giving written notice to the other, if the Closing has not occurred on or before April 30, 1999;

            (f) by Seller, by giving written notice to ImageX within 45 days after the date hereof, if in Seller's reasonable opinion Seller will be required to incur or be responsible for costs in excess of $250,000 for Remedial Action with respect to the Leased Real Property located in Union, NJ;

            (g) by ImageX, by giving written notice to Seller within 16 days after delivery to Buyer or ImageX of the Schedules to this Agreement as contemplated by Section 7.14 above;

            (h) by ImageX, by giving written notice to Seller within 30 days after the date hereof if ImageX is not satisfied, in its sole discretion, with the results of its due diligence review of matters relating to Seller's employees, customers, suppliers and other third parties;

            (i) by ImageX, by giving written notice to Seller within 45 days after the date hereof if ImageX is not satisfied, in its sole discretion, with the results of its environmental review of the Facilities, the Leased Real Property and Seller's current and historical operations.

      Unless the parties otherwise mutually agree, for purposes of subsections 13.1(a), (b) and (c), Closing shall be deemed to be April 30, 1999.

      13.2     Effect of Termination

      In the event of the termination of this Agreement pursuant to Section 13.1 above, (a) each party shall return or destroy all documents containing confidential information of the other party (and, upon request, certify as to the destruction thereof), and (b) no party hereto shall have any liability or further obligation to the other party hereunder, except for obligations of confidentiality and nonuse and nondisclosure with respect to the other parties' confidential information, which shall survive the termination of this Agreement. In addition, no termination of this Agreement shall relieve any party from any liability under this Agreement for breach of any provision hereof.

      13.3     Break-Up Fee

      In the event that (a) the condition set forth in Section 8.8 above (Closing of Equity Financing) has not been completed by ImageX on or prior to April 30, 1999, and Seller elects to terminate the Agreement pursuant to Section 13.1(a) or 13.1(e) above, (b) ImageX does not obtain the consent of Silicon Valley Bank to the transaction contemplated hereby prior to April 30, 1999 and either Seller or ImageX terminates this Agreement under Section 13.1(a), 13.1(c) or 13.1(e) above, or (c) Seller terminates this Agreement pursuant to Section 13.1(c) above due to a failure of the condition set forth in Section 9.7 above (Stock Rights) to be satisfied by ImageX or waived by Seller, Seller shall be entitled to retain the Deposit as a break-up fee.

14.   Miscellaneous

      14.1     Confidentiality Obligations of Seller Following the
               Closing

      From and after the Closing, Seller shall keep confidential and not use or disclose to any party any confidential information relating to the assets, business or affairs of Buyer or ImageX, or the Assets or the Business. The confidentiality and nonuse obligations set forth in this Section 14.1 shall not apply to any information which is available to the public through no breach of this Agreement by Seller, or is disclosed to Seller by third parties who are not under any duty of confidentiality with respect thereto, or is required to be disclosed by Seller in connection with pending litigation or investigation; provided, however, that in the event Seller becomes required in connection with pending litigation or investigation to disclose any of the confidential information relating to the assets, business or affairs of Buyer or ImageX, or the Assets or the Business, then Seller shall provide Buyer and ImageX with reasonable notice so that Buyer or ImageX may seek a court order protecting against or limiting such disclosure or any other appropriate remedy; and in the event such protective order or other remedy is not sought, or is sought but not obtained, Seller shall furnish only that portion of the information that is required and shall endeavor, at Buyer's and ImageX's expense, to obtain a protective order or other assurance that the portion of the information furnished by Seller will be accorded confidential treatment.

      14.2     Public Announcements

      Seller and the Shareholder on the one hand, and Buyer and ImageX on the other hand, agree not to make any public announcement in regard to the transactions contemplated by this Agreement and the Transaction Documents without the other parties' prior consent, except as may be required by law, in which case the parties shall use reasonable efforts to coordinate with each other with respect to the timing, form and content of such required disclosures.

      14.3     Severability

      If any court determines that any part or provision of this Agreement is invalid or unenforceable, the remainder of this Agreement shall not be affected thereby and shall be given full force and effect and remain binding upon the parties. Furthermore, the court shall have the power to replace the invalid or unenforceable part or provision with a provision that accomplishes, to the extent possible, the original business purpose of such part or provision in a valid and enforceable manner. Such replacement shall apply only with respect to the particular jurisdiction in which the adjudication is made.

      14.4     Modification and Waiver

      This Agreement may not be amended or modified in any manner, except by an instrument in writing signed by each of the parties hereto. No waiver of any provision of this Agreement shall be effective unless in writing and signed by the waiving party. The failure of any party to enforce at any time any of the provisions of this Agreement shall in no way be construed to be a waiver of any such provision, or in any way affect the right of such party thereafter to enforce each and every such provision. No waiver of any breach of this Agreement shall be deemed to be a waiver of any other or subsequent breach.

      14.5     Notices

      All notices and other communications required or permitted to be given under this Agreement shall be in writing and shall be sent by facsimile transmission, or mailed postage prepaid by first-class certified or registered mail, or sent for next business morning delivery via a nationally recognized express courier service, or hand-delivered, addressed as follows:

if to ImageX or Buyer:    ImageX.com, Inc.
                          10800 N.E. 8th St., Suite 200
                          Bellevue, Washington 98004
                          Fax: 425-452-9266
                          Attention: Richard Begert and John Higgins

with a copy to:           Perkins Coie LLP
                          1201 Third Avenue, 40th Floor
                          Seattle, Washington  98101
                          Fax:  206-583-8500
                          Attention: David C. Clarke

if to Seller:             Fine Arts Engravers Company, Inc.
                          c/o Stanley Investment and Management
                          121 S.W. Salmon, Suite 1430
                          Portland, OR  97204
                          Fax:  503-221-0550
                          Attention: Wayne Slovick

with a copy to:           Miller, Nash, Wiener, Hager & Carlsen LLP
                          3500 U.S. Bancorp Tower
                          111 S.W. Fifth Avenue
                          Portland, OR  97204-3699
                          Fax:  503-224-0155
                          Attention: Donald W. Douglas

if to the Shareholder:    Nicholas J. Stanley
                          c/o Stanley Investment and Management
                          121 SW Salmon, Suite 1430
                          Portland, OR 97204
                          Fax: 503-221-0550
                          Attention: Wayne Slovick

with a copy to:           Miller, Nash, Wiener, Hager & Carlsen LLP
                          3500 U.S. Bancorp Tower
                          111 S.W. Fifth Avenue
                          Portland, OR  97204-3699
                          Fax:  503-224-0155
                          Attention: Donald W. Douglas

      Either party may change the persons, fax numbers or addresses to which any notices or other communications to it should be addressed by notifying the other party as provided above. Any notice or other communication, if addressed and sent, mailed or delivered as provided above, shall be deemed given or received five days after the date sent as indicated on the certified or registered mail receipt, or on the next business day if mailed by express courier service, or on the date of delivery or transmission if hand-delivered or sent by facsimile transmission.

      14.6     Assignment

      Neither Seller or the Shareholder on the one hand, nor Buyer or ImageX on the other hand, may assign any of their rights or obligations hereunder without the prior written consent of the other parties. Notwithstanding the foregoing, each of Buyer and ImageX may assign its rights and obligations under this Agreement to any Affiliate of Buyer or ImageX, and each of Buyer and ImageX may assign its rights and obligations hereunder to any successor of such party; provided, however, that any such assignment shall not relieve the assigning party from its obligations hereunder. This Agreement shall be binding upon, and inure to the benefit of, the parties and their respective successors and assigns.

      14.7     Captions

      The captions and headings used in this Agreement have been inserted for convenience of reference only and shall not be considered part of this Agreement or be used in the interpretation thereof.

      14.8     Entire Agreement

      This Agreement constitutes the entire agreement and understanding between the parties with respect to the subject matter hereof and supersedes all prior agreements, understandings, negotiations, representations and statements, whether oral, written, implied or expressed, relating to such subject matter.

      14.9     No Third-Party Rights

      Nothing in this Agreement is intended, nor shall be construed, to confer upon any person or entity other than Buyer, ImageX, the Shareholder and Seller (and only to the extent expressly provided herein, their respective Affiliates) any right or remedy under or by reason of this Agreement.

      14.10    Counterparts

      This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one agreement.

      14.11    Governing Law

      This Agreement shall be governed by, and construed in accordance with, the laws of the State of Oregon as though made and to be fully performed in that State.

      14.12    Knowledge

      Whenever reference is made herein, directly or indirectly, to the knowledge or awareness (or similar terminology) of Seller, Buyer or ImageX, as the case may be, with respect to any matter, it is understood to refer to the current, actual knowledge of the following persons

(assuming such persons have performed and will perform their respective duties with Seller with reasonable care and diligence):

            (a) In the case of Seller: the Shareholder, Wayne Slovick, Dion Bonnell, Greg Lazoff, John Hudack, Joy Beldin, Kathy Brown, John House and Chris Laspina; and

            (b) In the case of ImageX and Buyer: Richard Begert, Eric Bean, Cory Klatt and Dana Manciagli, being the officers of ImageX as of the date hereof, and John Higgins and Mila Kim.

      IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed by their respective representatives hereunto authorized as of the day and year first above written.



                                IMAGEX.COM, INC.


                                    By    /s/ Richard P. Begert
                                      ---------------------------------------
                                    Title President and Chief Executive Officer
                                          -----------------------------------



                                    KEYSTONE ACQUISITION CORP.


                                    By    /s/ Richard P. Begert
                                      ---------------------------------------
                                    Title President, Chief Executive Officer,
                                          -----------------------------------
                                          Secretary and Treasurer
                                          -----------------------------------



                                    FINE ARTS ENGRAVERS COMPANY, INC.


                                    By    /s/ Nicholas Stanley
                                      ---------------------------------------
                                    Title Its President
                                          -----------------------------------



                                    SHAREHOLDER:

                                         /s/ Nicholas J. Stanely
                                    ---------------------------------------
                                         Nicholas J. Stanley